EXHIBIT 99.1
DESCRIPTION
This description of Québec is dated as of June 21, 2006 and appears as
Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities and
Exchange Commission for the fiscal year ended March 31, 2006.
The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange
Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2002	2003	2004	2005	2006(1)
United States Dollar	$1.5704	$1.4015	$1.3015	$1.2116	$1.1435
Japanese Yen	0.0126	0.0121	0.0120	0.0110	0.0099
Swiss Franc	1.0112	1.0418	1.0473	0.9746	0.8950
Pound Sterling	2.3582	2.2883	2.3842	2.2067	2.0337
New Zealand Dollar	0.7291	0.8139	0.8636	0.8542	0.7432
Mexican Pesos	0.1630	0.1301	0.1154	0.1112	0.1062
Australian Dollar	0.8535	0.9105	0.9582	0.9243	0.8504
Euro	1.4832	1.5826	1.6169	1.5090	1.3975

(1)	Monthly average through the end of May 2006.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2006” and “2005-2006” refer to the fiscal year ended March 31, 2006, and, unless otherwise indicated, “2005” means the calendar year ended December 31, 2005. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary
The information below is qualified in its entirety by the detailed information provided elsewhere in this document.
Economy

	2001	2002	2003	2004	2005
		(dollar amounts in millions)
GDP at current market prices	$231,624	$242,011	$252,367	$265,063	$274,863
% change — GDP in chained 1997 dollars (1)	1.5%	2.7%	2.1%	2.3%	2.2%
Personal income	$194,499	$199,402	$206,970	$215,424	$224,133
Capital expenditures	$37,559	$40,743	$43,485	$49,767	$50,275
International exports of goods	$70,819	$68,246	$64,228	$68,563	$71,093
Population at July 1 (in thousands)	7,397	7,446	7,494	7,548	7,598
Unemployment rate	8.8%	8.6%	9.1%	8.5%	8.3%
Consumer Price Index — % change	2.4%	2.0%	2.5%	1.9%	2.3%
Average exchange rate (US$ per C$)	0.65	0.64	0.71	0.77	0.83
Consolidated Financial Transactions (2)

	Fiscal year ending March 31
				Preliminary	Budget
				Results	Forecast
	2003	2004	2005	2006	2007
		(dollar amounts in millions)
Consolidated Revenue Fund:
Own-source revenue before exceptional losses
of SGF(3)(4)	$40,748	$42,278	$44,381	$45,476	$47,105
Federal transfers	8,932	9,370	9,229	9,972	10,796

Total revenue	49,680	51,648	53,610	55,448	57,901

Program spending	(43,865)	(45,339)	(47,656)	(48,940)	(50,873)
Debt service	(6,583)	(6,655)	(6,853)	(6,849)	(7,205)

Total expenditure	(50,448)	(51,994)	(54,509)	(55,789)	(58,078)

Net results of Consolidated Revenue Fund	(768)	(346)	(899)	(341)	(177)

Net results of consolidated organizations	379	346	235	341	177
Net results of Generations Fund (5)	—	—	—	—	74

Consolidated budget balance before exceptional losses of SGF	(389)	0	(664)	0	74
Exceptional losses of SGF	(339)	(358)	—	—	—

Consolidated budget balance (6)	(728)	(358)	(664)	0	74

Consolidated non-budgetary transactions	(909)	(1,108)	246	(636)	(569)

Consolidated net financial requirements	$(1,637)	$(1,466)	$(418)	(636)	(495)

Funded Debt of Public Sector

	As of March 31
					Preliminary
					Results
	2002	2003	2004	2005	2006
		(dollar amounts in millions)
Government Funded Debt
Borrowings — Government	$65,466	$71,206	$72,399	$77,930	$81,785
Borrowings — to finance Government Enterprises	5,034	3,965	3,253	3,260	2,849
Borrowings — to finance Municipal Bodies	2,918	2,874	2,802	2,799	2,673
Government Guaranteed Debt (7)	40,697	40,680	40,013	40,600	41,946
Municipal Sector Debt	13,598	13,463	14,317	14,239	15,669
Other Institutions	5,312	5,394	5,097	4,663	3,860

Public Sector Funded Debt (8)	$133,025	$137,582	$137,881	$143,491	$148,782

Per capita ($)	$17,984	$18,477	$18,399	$19,010	$19,582

As a percentage of (9)
GDP	57.4%	56.8%	54.6%	54.1%	54.1%
Personal income	68.4%	69.0%	66.6%	66.6%	66.4%

(1)	Adjusted for the effects of inflation in the currency from year to year.

(2)	The categories set forth reflect the presentation of the 2006-2007 Budget.

(3)	In Fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(4)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from the amounts collected for other activities. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this trust fund is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, considering the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(5)	The Generations Fund has been established by An Act to reduce the debt and establish the Generations Fund (the “Generations Act”) and is a seperate entity from the Consolidated Revenue Fund. The Generations Act enshrines the fund as a permanent tool for reducing the debt burden. In addition, the Generations Act stipulates that the monies accumulated in the Generations Fund can be applied only to debt retirement.

(6)	The consolidated budgetary balance for Fiscal 2005 included a budgetary surplus of $9 million before a provision of $673 million for pay equity charged to program spending. With this provision, covering the period from November 21, 2001 to March 31, 2005, the budgetary deficit amounted to $664 million. For Fiscal 2006 and Fiscal 2007, the provision for pay equity charged to program spending amounts to $390 million and $457 million, respectively.

(7)	Represents mainly debt of Hydro-Québec.

(8)	Canadian dollar equivalent on the dates indicated for loans in foreign currencies after currency swap agreements and foreign exchange forward contracts.

(9)	Percentages are based upon the prior calendar year’s GDP and Personal Income.

Québec
Overview
Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.6 million, representing 23.5% of the population of Canada, as of January 2006).
Québec has a modern, developed economy, in which the service sector contributed 71.0%, the manufacturing industry 20.9%, the construction industry 5.7% and the primary sector 2.4% of real GDP at basic prices in chained 1997 dollars in 2005. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and wood products. Québec also has significant hydroelectric resources, generating approximately 30% of the electricity produced in Canada in 2005.
Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.
French is the official language of Québec and is spoken by approximately 95% of its population.
Constitutional Framework
Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).
Under the Constitution, each provincial government has exclusive authority to raise revenue through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.
The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.
The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.
Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.
On September 7, 1995, the Government, then formed by the Parti Québécois which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec in the National Assembly. This act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. This act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of this act and 50.6% against.
In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the “Supreme Court”), asked the court to determine the legality, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec’s participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada;

nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized however that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.
The Parti Québécois formed the Government from September 1994 until its reelection in November 1998 and then until the dissolution of the National Assembly for the general election of April 14, 2003. The Québec Liberal Party, a federalist party, won that election and now forms the Government. With regard to the constitutional issue, the Québec Liberal Party pursues a policy which emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.
Government
Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.
Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.
The current National Assembly consists of 73 members of the Québec Liberal Party, 44 members of the Parti Québécois, five members of the Action Démocratique du Québec and one independent member. Two seats are vacant. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor at the request of the Prime Minister. The mandate of the current Government extends through the next election which must be called no later than April 2008.
Native Peoples
Since the implementation of the 1975 James Bay and Northern Québec Agreement (the “Agreement”) with the Crees, the Naskapis and the Inuits, Québec has been negotiating with representatives of various other native groups for the settlement of their land claims over the territories covered by the Agreement. Negotiations to resolve these issues are currently underway with the Innus and Atikamekw nations. Under the Civil Code of Québec enacted on January 1, 1994, these rights of action could be extinguished by a ten-year legal prescription. On December 30, 2003, representatives of the Innus, Atikamekw and Algonguin nations (the “Plaintiffs”) filed seven legal actions against, amongst others, the Attorney-General of Canada and the Attorney-General of Québec seeking a judicial recognition of their aboriginal rights and title over certain areas of land in Québec which are partially covered by the Agreement, thus interrupting the impending legal prescription of their claims. Plaintiffs allege that their ancestral rights and title over these territories were not extinguished by the Agreement and seek damages and compensation for the unlawful use and exploitation of these lands in an aggregate amount of approximately $3 billion (subject to further increase by the Plaintiffs). The Plaintiffs also seek various orders including rendering of accounts and revenue sharing from the use and management of the lands, notably in respect of the hydro-electric facilities and the forestry operations located on these lands.
Since January 2004, in order to allow for a negotiated settlement of this issue, the Government has signed agreements with respect to four of the seven legal actions whereby the Government agreed to extend the legal prescription for another ten-year period in exchange for the withdrawal of these claims. As for the three remaining claims, an agreement has been reached for the suspension of the Innu community of Uashat’s claim through May 2009 while negotiations are still underway with the Atikamekw and the community of Betsiamites. These remaining claims represent an aggregate amount of $2.05 billion.
On December 15, 2005, representatives of the Innu Community of Pessamit (previously Betsiamites) filed a legal action against the Attorney-General of Canada and the Attorney-General of Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec. The plaintiffs allege that Quebec could not authorize the exploitation of forestry resources over their ancestral territories without obtaining their consent. Consequently, the plaintiffs are claiming an aggregate amount of $3.0 billion from the defendants for the loss of enjoyment of their ancestral rights and for violation of the plaintiffs’ rights to exploit these natural resources. Furthermore, the plaintiffs seek the cancellation of all forestry concessions granted by the Government over their territories (50,000 square kilometers or 19,305 square miles). The Government is preparing its response to the claim.
In June 2006, the Innus of Pessamit announced their intention to re-activate an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking a judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $11 billion. Québec and Hydro-Québec intend to contest this claim.

Economy
Economic Developments in 2005
Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 1997 dollars (“real GDP”) increased at a rate of 2.9% in 2005, compared with a rate of 3.3% in 2004. This growth was mainly attributable to consumer spending and residential and non-residential investment. Final domestic demand increased by 4.3% in 2005, compared to 4.2% in 2004. Exports increased by 2.1% in 2005 compared to an increase of 5.2% in 2004, while imports increased by 7.1% in 2005 compared to an increase of 8.2% in 2004.
Real consumer spending increased by 3.9% in 2005, compared to a 3.3% increase in 2004. Non-residential investment increased by 9.4% in 2005, due in particular to a 10.5% increase in machinery and equipment. Residential investment increased by 3.2%, despite a 3.4% decrease in housing starts. Government investment increased by 6.8%. Government expenditure on goods and services increased by 2.7%.
The Consumer Price Index (“CPI”) increased by 2.2% in 2005. Overall employment rose 1.4%, while the unemployment rate decreased to 6.8% from 7.2% in 2004.
Québec. Real GDP growth was 2.2% in 2005, compared to a 2.3% increase in 2004. Final domestic demand increased by 2.5% in real terms, compared to 4.4% in 2004. Real consumer spending increased by 3.6% in 2005, compared to an increase of 3.2% in 2004. The value of non-residential investment increased in 2005 by 1.6%, with an 11.0% increase in the public sector offsetting a 3.3% decrease in the private sector. The value of residential investment decreased by 0.1% in 2005. In 2005, international exports of goods increased by 4.8% in volume and by 3.7% in value, compared with increases of 5.6% and 6.7%, respectively, in 2004. International imports of goods increased by 10.0% in volume in 2005, compared to 10.2% in 2004 and by 11.9% in value compared with an increase of 8.0% in 2004.
The CPI increased by 2.3% in 2005. Overall employment rose 1.0%, while the unemployment rate decreased to 8.3% from 8.5% in 2004.

Table 1
Main Economic Indicators of Québec (1)

						Compound Annual
						Rate of Growth
	2001	2002	2003	2004	2005	2000-2005
	(dollar amounts in millions, except for per capita amounts)
GDP

At current market prices	$231,624	$242,011	$252,367	$265,063	$274,863
	3.0%	4.5%	4.3%	5.0%	3.7%	4.1%

In chained 1997 dollars	$218,626	$224,574	$229,244	$234,445	$239,532
	1.5%	2.7%	2.1%	2.3%	2.2%	2.1%

Per capita	$29,556	$30,161	$30,591	$31,062	$31,525
	0.9%	2.0%	1.4%	1.5%	1.5%	1.5%

Personal income	$194,499	$199,402	$206,970	$215,424	$224,133
	4.0%	2.5%	3.8%	4.1%	4.0%	3.7%

Per capita	$26,294	$26,781	$27,618	$28,542	$29,498
	3.4%	1.8%	3.1%	3.3%	3.4%	3.0%

Capital expenditures	$37,559	$40,743	$43,485	$49,767	$50,275
	2.9%	8.5%	6.7%	14.4%	1.0%	6.6%

Value of manufacturers’ shipments	$131,945	$130,802	$129,027	$137,786	$143,943
	-3.6%	-0.9%	-1.4%	6.8%	4.5%	1.0%

Retail trade	$67,956	$72,099	$75,326	$78,518	$83,074
	4.2%	6.1%	4.5%	4.2%	5.8%	5.0%

	(in thousands of persons)

Population (at July 1)	7,397	7,446	7,494	7,548	7,598
	0.5%	0.7%	0.6%	0.7%	0.7%	0.6%

Labor force	3,771	3,908	3,993	4,024	4,053
	1.4%	3.6%	2.2%	0.8%	0.7%	1.7%

Employment	3,440	3,570	3,629	3,681	3,717
	1.1%	3.8%	1.6%	1.4%	1.0%	1.8%

Unemployment rate (level in percentage)	8.8%	8.6%	9.1%	8.5%	8.3%

	(1992 = 100)

CPI	113.2	115.5	118.4	120.7	123.5
	2.4%	2.0%	2.5%	1.9%	2.3%	2.2%

(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.

Source: Statistics Canada.

Economic Structure
In 2005, Québec accounted for 20.7% of Canada’s real GDP. The service sector accounted for 71.0% of Québec’s real GDP, compared with 26.6% for the secondary sector and 2.4% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2005, the value of exports to other Canadian provinces and the rest of the world represented 52.8% of Québec’s GDP.
The following table shows the contribution of each sector to real GDP which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).
Table 2
Real Gross Domestic Product by Sector at Basic Prices in Chained 1997 Dollars(1)

					% of Total 2004			% of Total 2005
	2001	2002	2003	2004	Québec	Canada	2005	Québec	Canada
	(dollar amounts in millions)
Primary Sector:
Agriculture, forestry, fishing and hunting	$4,072	$4,015	$4,209	$4,398	2.0%	2.4%	$4,364	1.9%	2.3%
Mining and oil and gas extraction	1,418	1,357	1,387	1,326	0.6	3.8	1,120	0.5	3.7

	5,490	5,372	5,596	5,724	2.6	6.2	5,484	2.4	6.0

Secondary Sector:
Manufacturing	46,784	46,402	45,695	46,394	21.2	17.3	46,856	20.9	17.2
Construction	9,824	10,925	11,608	12,821	5.8	5.8	12,767	5.7	5.9

	56,608	57,327	57,303	59,215	27.0	23.1	59,623	26.6	23.1

Service Sector:
Community, business and personal services	46,766	48,189	49,724	50,451	23.0	22.3	51,461	23.0	21.9
Finance, insurance and real estate	33,888	35,092	36,141	37,184	17.0	19.8	38,414	17.1	19.9
Wholesale and retail trade	22,621	23,813	24,860	25,948	11.8	11.7	27,406	12.2	12.1
Governmental services	12,958	13,178	13,339	13,428	6.1	5.5	13,447	6.0	5.5

Information and cultural services	8,813	9,586	9,776	9,897	4.5	4.1	10,301	4.6	4.1
Transportation and warehousing	9,258	9,214	9,258	9,571	4.4	4.8	9,847	4.4	4.8
Other utility services	7,495	8,027	8,023	7,958	3.6	2.5	8,273	3.7	2.6

	141,700	146,997	151,045	154,255	70.4	70.7	158,947	71.0	70.9

Real GDP	$203,797	$209,696	$213,944	$219,194	100.0%	100.0%	$224,053	100.0%	100.0%

(1)	North American Industrial Classification System (NAICS) in chained 1997 dollars. For the chained 1997 dollars, the aggregate amounts are not equal to the sums of their components.
Source: Statistics Canada.
Primary Sector. In 2005, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.4% of real GDP and accounted for 2.7% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 1.4 billion cubic feet of timber in 2005, generating revenue of $2.4 billion from sales to domestic and foreign customers.
In mining and oil and gas extraction, which represented 20.4% of the primary sector in 2005, production is concentrated mainly in iron ore, nickel, gold, cement, stone, copper and zinc. In 2005, the value of mineral production amounted to $3.6 billion.
Secondary Sector. In 2005, the secondary sector, which consists of the manufacturing and construction industries, contributed 26.6% of real GDP and accounted for 21.4% of employment in Québec. In terms of real GDP, the construction industry recorded a 0.4% decrease in 2005 over 2004, reflecting a 12.9% reduction in housing starts. Real GDP in manufacturing increased by 1.0% as export markets improved in 2005. The total value of manufacturers’ shipments increased by 4.5% to $143.9 billion in 2005, representing 23.5% of total Canadian shipments. Shipments of petroleum and coal products increased by 34.3% in 2005, due to capacity and price increases. Shipments of computer and electronic products (including telecommunications products) increased by 13.2% in 2005 and by 5.6% in 2004, following three years in which those shipments had decreased as a result of a significant decline in world demand, particularly for telecommunication products.
Durable goods accounted for 57.0% of manufacturing real GDP and 53.9% of manufacturing employment. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and wood products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3
Value of Manufacturers’ Shipments (1)

					% of Total		% of Total
	2001	2002	2003	2004	2004	2005	2005
			(dollar amounts in millions)
Primary metals	$13,720	$14,337	$14,781	$17,451	12.7%	$18,454	12.8%
Food	14,235	14,423	15,175	16,249	11.8	16,098	11.2
Transportation equipment	16,236	13,533	12,569	12,991	9.4	14,170	9.8
Petroleum and coal	6,687	7,157	8,024	9,888	7.2	13,282	9.2
Paper	11,993	11,599	10,620	10,470	7.6	10,595	7.4
Chemicals	8,231	8,557	8,544	9,052	6.6	9,866	6.9
Wood	8,063	8,960	8,878	10,053	7.3	8,930	6.2
Fabricated metals	6,477	6,607	6,634	7,183	5.2	7,382	5.1
Plastics and rubber	5,331	6,004	6,346	6,821	5.0	7,099	4.9
Computers and electronics	8,626	7,077	5,856	6,182	4.5	6,997	4.9
Machinery	5,180	5,107	4,920	5,159	3.7	5,196	3.6
Electrical equipment, appliances and components	3,104	3,481	3,447	3,689	2.7	3,985	2.8
Other	24,062	23,960	23,234	22,598	16.4	21,894	15.2

	$131,945	$130,802	$129,027	$137,786	100.0%	$143,947	100.0%

(1)	North American Industrial Classification System (NAICS).
Source: Statistics Canada.
Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, information and cultural services, transportation and warehousing, and other utility services. In 2005, the service sector contributed 71.0% of real GDP and accounted for 75.9% of employment in Québec.
In terms of real GDP, increases in the service sector in 2005 occurred in wholesale and retail trade (5.6%), information and cultural services (4.1%), other utility services (4.0%), finance, insurance and real estate (3.3%), transportation and warehousing (2.9%), community, business and personal services (2.0%) and governmental services (0.1%).
Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 26% of all international tonnage handled in Canadian ports in 2003 (the last year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.
The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies (particularly the Caisse de dépôt et placement du Québec).
Capital Expenditures. In 2005, the value of capital expenditures by the private and public sectors increased by 1.0% in Québec. Total capital expenditures increased as a result of a 1.6% increase in non-residential investment offsetting a slight 0.1% decrease in residential investment. Concerning non-residential investment, an 11.0% increase in the public sector made up for a 3.3% decrease in the private sector.
The increase in non-residential investment resulted in major part from increases in mining and oil and gas extraction (28.8%), governmental, educational, health and social services (12.3%), agriculture, forestry, fishing and hunting (4.3%), construction (2.9%), transportation and warehousing (2.3%), information, cultural and other utilities (1.6%), wholesale and retail trade (0.9%) and business services, accommodation and other services (0.8%). These increases were partially offset by decreases in finance, insurance and real estate operators (-7.8%) and manufacturing (-5.8%).

Table 4
Private and Public Sectors Capital Expenditures in Québec (1)

					% of Total		% of Total
	2001	2002	2003	2004	2004	2005	2005
			(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$5,468	$6,340	$6,436	$6,959	14.0%	$7,818	15.6%
Information, cultural and other utilities	4,408	4,245	4,607	5,978	12.0	6,071	12.1
Finance, insurance and real estate operators	4,789	4,857	4,788	6,170	12.4	5,690	11.3
Manufacturing	5,290	4,490	5,081	4,713	9.5	4,438	8.8
Wholesale and retail trade	2,014	2,207	2,247	2,351	4.7	2,372	4.7
Business services, accommodation and other services	1,997	2,113	2,221	2,103	4.2	2,119	4.2
Transportation and warehousing	1,787	1,865	1,549	1,821	3.7	1,862	3.7
Construction	699	853	945	1,086	2.2	1,117	2.2
Mining and oil and gas extraction	829	560	534	635	1.3	818	1.6
Agriculture, forestry, fishing and hunting	837	971	768	716	1.4	747	1.5

	$28,117	$28,499	$29,177	$32,531	65.4%	$33,052	65.7%
Residential Investment	9,442	12,244	14,309	17,237	34.6	17,223	34.3

	$37,559	$40,743	$43,485	$49,767	100.0%	$50,275	100.0%

Private sector	$29,358	$31,040	$33,423	$38,553	77.5%	$37,829	75.2%
Public sector	8,201	9,703	10,063	11,214	22.5	12,446	24.8

	$37,559	$40,743	$43,485	$49,767	100.0%	$50,275	100.0%

(1)	North American Industrial Classification System (NAICS).
Source: Statistics Canada.
Exports and Imports. In 2005, Québec’s exports of goods and services totaled $145.2 billion, of which $91.4 billion (62.9%) were international exports and $53.8 billion (37.1%) were inter-provincial exports. Québec’s international exports represented 17.6% of Canada’s total exports. Québec’s imports of goods and services totaled $151.3 billion, of which $93.8 billion (62.0%) were international imports and $57.5 billion (38.0%) were inter-provincial imports. Québec’s international imports represented 20.2% of Canada’s total imports. For the second consecutive year, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered an overall deficit of $6.1 billion, a net result of a deficit of $2.4 billion on international trade and a deficit of $3.7 billion on inter-provincial trade. In 2004, Québec registered an overall deficit of $2.2 billion, as a net result of a $3.2 billion deficit on inter-provincial trade that was offset by a $1.0 billion surplus on international trade. The deficit in 2005 reflects mainly the impact of a strong Canadian dollar on international trade and a surge in oil prices. A strong Canadian dollar resulted in lower Canadian dollar prices for export goods that are normally traded in U.S. dollars, which put downward pressure on the value of exports. The value of imports was boosted by a strong domestic economy and a surge in oil prices. Imports, excluding crude oil, were also stimulated by a decline in Canadian dollar prices of imports resulting from a strong Canadian dollar.
International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $71.1 billion for 2005, compared with $68.6 billion for 2004, representing an increase of 3.7%. Increases occurred in 2005 in the value of exports of copper and alloys (25.8%), plastic products (12.2%), aluminum and alloys (12.1%), chemical products (10.9%), machinery (8.2%), motor vehicles and associated parts (7.1%), newsprint and printing paper (5.6%), aircraft and associated parts (4.0%) and electronic products (0.1%). The increase in exports of electronic products for the second consecutive year followed three years of decreases resulting from a significant decline in world demand, particularly for telecommunication products, from 2001 to 2003 following a period of strong growth. These increases were partially offset by decreases in the value of exports of lumber and wood products (-9.4%) and tools and other equipment (-2.7%), mainly due to lower Canadian dollar prices received for these goods that are normally quoted in U.S. dollars.

The United States is Québec’s principal international export market, accounting for 81.0% of the international exports of goods in 2005.
Table 5
Québec’s International Exports of Goods

					% of Total		% of Total
	2001	2002	2003	2004	2004	2005	2005
	(dollar amounts in millions)
Aircraft and associated parts	$10,858	$10,428	$10,960	$9,373	13.7%	$9,749	13.7%
Aluminum and alloys	5,168	5,265	5,194	5,254	7.7	5,889	8.3
Electronic products	6,678	4,639	4,336	4,903	7.2	4,906	6.9
Newsprint and printing paper	4,734	3,975	3,652	3,839	5.6	4,055	5.7
Lumber and wood products	3,618	3,474	3,175	3,991	5.8	3,614	5.1
Chemical products	2,048	2,045	1,850	2,606	3.8	2,891	4.1
Machinery	2,064	1,990	2,095	2,291	3.3	2,480	3.5
Tools and other equipment	2,313	2,429	2,255	2,327	3.4	2,264	3.2
Motor vehicles and associated parts	2,908	2,965	1,917	1,944	2.8	2,082	2.9
Plastic products	1,264	1,339	1,330	1,462	2.1	1,640	2.3
Copper and alloys	870	727	631	1,196	1.7	1,504	2.1
Other goods	28,295	28,969	26,832	29,376	42.8	30,018	42.2

Total	$70,819	$68,246	$64,228	$68,563	100.0%	$71,093	100.0%

Source: Institut de la statistique du Québec.
Labor Force. In 2005, the labor force was estimated at 4.1 million persons, an increase of 0.7% from 2004. The labor force participation rate for 2005 was estimated at 65.6% in Québec, compared with 67.2% in Canada. Total employment increased by 1.0% in 2005 in Québec, compared with an increase of 1.4% in Canada. The unemployment rate in Québec decreased from 8.5% in 2004 to 8.3% in 2005, compared with a decrease from 7.2% to 6.8% in Canada for the same period.
Energy. Of the total energy consumed in Québec in 2003 (the last year for which information is available), energy derived from electricity accounted for 38.5%, oil for 38.4%, natural gas for 12.0%, biomass for 10.1% and coal for 1.0%.
Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2005, more than 96% of all electricity produced in Québec was from hydroelectric installations. More than 42,500 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2005, 8.5% was exported to the United States and to other Canadian provinces, compared with 7.3% in 2004.
Free Trade Agreements
Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”) which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline has expired, negotiations for the FTAA are continuing. In other bilateral initiatives, Canada entered into similar free trade agreements in 1997 with Chile and Israel and in 2000 with Costa Rica.
Softwood Dispute. In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry are challenging the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which DoC and ITC have responded. Over this period, the rates of CVD and AD have changed several times, and the combined rates have varied from 10.8% to

27.22%. On December 6, 2005, as a result of an administrative review, the combined rate dropped to 10.8%, being the sum of CVD rate of 8.7% and AD rate of 2.1%. These cash deposit rates apply to future entries on an estimated basis. Actual rates from a new administrative review will be available in November 2006.
In August 2004, a binational NAFTA panel determined that evidence on record does not support a finding of threat of material injury, and therefore the United States would be required to drop the AD and CVD duties and return the monies collected from the Canadian softwood exporters. The U.S. government appealed the panel’s decision but on August 10, 2005, an Extraordinary Challenge Committee rejected that appeal. On November 22, 2005, the DoC complied with a NAFTA panel decision and issued its fifth remand determination in the CVD case which established a country-wide subsidy rate of 0.8%, a “de minimis” (negligible) rate that under U.S. law must be revoked by the DoC. On March 17, 2006, a binational NAFTA panel upheld the fifth remand determination. This and various other related proceedings are ongoing.
Canada and the United States have started negotiations to resolve the long-standing dispute on softwood lumber trade on the basis of a framework agreement concluded on April 27, 2006. Under the terms of this proposed agreement:
•	the United States would revoke the CVD and AD duties on Canadian lumber imports and stop collecting deposits;

•	out of the duty deposits collected from Canadian exporters since May 2002, US$4.0 billion, plus interest, would go to Canadian exporters; a further US$1.0 billion would be kept by the United States, of which half would go to members of the U.S. Coalition for Fair Lumber Imports, and half would be spent on jointly agreed Canada-United States initiatives;

•	Canadian lumber exports from provinces covered by the dispute would be subject to an export tax and volume restraint if lumber prices were to drop below US$355 per thousand board feet according to a schedule included in the framework agreement; and

•	the agreement would be for a term of 7 years which thereafter could be renewed for 2 years.

Government Finances
Financial Administration
The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration. The Conseil exécutif issues Orders in Council which authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies. The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. In his report included in the Public Accounts attached as Exhibit 99.3 of 18-K/A dated December 19, 2005, the Auditor General stated that he conducted his audit of the consolidated financial statements of the Government for the year ending March 31, 2005 in accordance with Canadian generally accepted auditing standards, except for certain limitations mentioned in such report.
All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated organizations are published at the beginning of each fiscal year. The Quarterly Presentation of Financial Transactions is being replaced, beginning in 2006-2007, by a monthly financial report. In addition, an economic and financial update will be presented each fall.
Transactions are classified as “budgetary”, “non-budgetary” or “financing”:
•	budgetary transactions include:

With respect to the Consolidated Revenue Fund:
–	revenue consisting of taxes, duties and permits, net results from Government enterprises (1), transfers from the federal government and miscellaneous sources; and

–	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration, and debt service.
     With respect to consolidated organizations (2):
–	the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund.
•	non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans liability and changes in other accounts.
•	financing transactions include changes in cash position, changes in direct debt and changes in the retirement plans sinking fund.
The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance. Any sum lacking for meeting the budgetary balance or surplus objectives determined by the Act (an “overrun”) of less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the overrun over a maximum period of five years. If the Government achieves a surplus in its budgetary objectives for a fiscal year, it may then incur overruns in subsequent fiscal years up to the amount of that surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated overruns.
Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund which may be used for capital projects or projects of defined duration or for the maintenance of a budgetary balance when circumstances mentioned in the Act arise. The amounts paid into the reserve remain under full Government control.
In Fiscal 2003, there was a deficit of $728 million. For Fiscal 2004, a balanced budget was achieved, prior to the consideration of exceptional losses of $358 million of the SGF. The results for Fiscal 2005 indicate that a deficit of $664 million was incurred. Notwithstanding the overruns in Fiscals 2003, 2004 and 2005, the Government remains in compliance with the Balanced Budget Act as a result of the accumulated surpluses achieved at the end of Fiscal 2002. Preliminary results indicate that a balanced budget was achieved for Fiscal 2006, and the Budget 2006-2007 provides for a balanced budget to be maintained for Fiscal 2007.

(1)	A Government enterprise is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court. Its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

(2)	Consolidated organizations are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include organizations and special funds which pursue objectives complementary to governmental programs but exclude Government enterprises. From an administrative and accounting point of view, consolidated organizations are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2005, the preliminary results for Fiscal 2006 and the budget forecast for Fiscal 2007.
Table 6
Summary of Consolidated Financial Transactions (1)

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2003	2004	2005	2006	2007
	(dollar amounts in millions)
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF (2)(3)	$40,748	$42,278	$44,381	$45,476	$47,105
Federal transfers	8,932	9,370	9,229	9,972	10,796

Total revenue	49,680	51,648	53,610	55,448	57,901

Program spending	(43,865)	(45,339)	(47,656)	(48,940)	(50,873)
Debt service	(6,583)	(6,655)	(6,853)	(6,849)	(7,205)

Total expenditure	(50,448)	(51,994)	(54,509)	(55,789)	(58,078)

Net results of Consolidated Revenue Fund	(768)	(346)	(899)	(341)	(177)

Net results of consolidated organizations	379	346	235	341	177

Net results of Generations Fund (4)	—	—	—	—	74

Consolidated budget balance before exceptional losses of SGF	(389)	0	(664)	0	74

Exceptional losses of SGF	(339)	(358)	—	—	—

Consolidated budget balance (5)	(728)	(358)	(664)	0	74

Consolidated non-budgetary transactions
Investments, loans and advances	(1,651)	(1,125)	(979)	(1,345)	(1,495)
Fixed assets	(1,482)	(1,019)	(1,083)	(1,247)	(1,249)
Retirement plans	2,007	2,219	2,134	2,174	2,257
Other accounts (6)	217	(1,183)	174	(218)	(82)

	(909)	(1,108)	246	(636)	(569)

Consolidated net financial requirements	$(1,637)	$(1,466)	$(418)	$(636)	$(495)

Consolidated financing transactions
Change in cash position (7)	(3,090)	2,316	(831)	197	2,516
Change in direct debt (8)	6,368	1,514	5,378	4,652	966
Retirement plans sinking fund (9)	(1,641)	(2,364)	(4,129)	(4,213)	(2,987)

Total financing of consolidated transactions	$1,637	$1,466	$418	$636	$495

(1)	The categories set forth reflect the presentation of the 2006-2007 Budget.

(2)	In Fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(3)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from the amounts collected for other activities. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this trust fund is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, given the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(4)	The Generations Fund is a separate entity from the Consolidated Revenue Fund. This Generations Act enshrines the fund as a permanent tool for reducing the debt burden. In addition, the Generations Act stipulates that the monies accumulated in the Generations Fund can be applied only to debt retirement.

(5)	The consolidated budgetary balance for Fiscal 2005 included a budgetary surplus of $9 million before a provision of $673 million for pay equity charged to program spending. With this provision, covering the period from November 21, 2001 to March 31, 2005, the budgetary deficit amounted to $664 million. For Fiscal 2006 and Fiscal 2007, the provision for pay equity charged to program spending amounts to $390 million and $457 million, respectively.

(6)	Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

(7)	A positive number indicates a net decrease in cash.

(8)	Represents mainly new borrowings of $11,430 million, $7,546 million, $12,404 million, $11,510 million and $6,229 million for each of Fiscal 2003 through 2007, respectively, less repayment of borrowings.

(9)	This sinking fund receives amounts to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

2005-2006 Preliminary Results
Preliminary results for the Government’s financial transactions in Fiscal 2006 indicate that a balanced budget was achieved.
The revenue of the Consolidated Revenue Fund for Fiscal 2006 is expected to be $313 million higher than forecast in the 2005-2006 Budget. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $57 million. This adjustment reflects mainly the lower-than-expected revenue from personal income tax and consumption taxes partly offset by increases in contributions to the Health Services Fund and revenue from corporate taxes. The profits of Government enterprises are revised upward by $5 million. For federal transfers, the $365 million increase is explained by two main factors: first, the Government decision to adopt the accrual method of accounting for presenting these revenues as of 2005-2006 has a positive impact of $219 million; second, the reduction in federal personal income tax retroactive to January 1, 2005, which reduces the value of tax points transfers, has had a positive impact on cash transfers of $181 million.
Expenditure of the Consolidated Revenue Fund was revised upward by $387 million compared with the forecasts of the 2005-2006 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2006 was revised upward by $533 million. This increase is mainly due to the increase of $258 million in the allowance for doubtful accounts regarding tax collection and to other adjustments of $182 million that were made in respect of the anticipated impact of the upcoming actuarial evaluation of the retirement plans and to revise the allowance for losses on guaranteed financial initiatives to better reflect the risk of probable losses. The debt service, adjusted downward by $146 million, reflects the strength of the Canadian dollar compared with the various currencies that make up the debt and lower-than-expected interest rates.
The net results of consolidated organizations amount to $341 million. The increase over the 2005-2006 Budget stems principally from the gain of $133 million realized by Investissement Québec on the sale of its investment in Québec Cartier Mining Company.
2006-2007 Budget
The Government’s financial framework is based on the maintenance of a balanced budget, as required by the Balanced Budget Act. The Government expects net financial requirements of $495 million in 2006-2007. The net financial requirements of consolidated organizations amount to $1,069 million while the net financial surpluses are budgeted to be $500 million for the Consolidated Revenue Fund and $74 million for the Generations Fund.
The creation of the Generations Fund was announced by the Minister of Finance during its 2006-2007 Budget Speech and it has been established by the Generations Act. The Generations Fund will have seven revenue sources, including water-power royalties that Hydro-Québec will pay beginning in January 2007, water-power royalties already collected by the Government from private producers of hydro-electricity and a portion of the profits Hydro-Québec will earn from foreign sales of electricity from new production capacity. In 2006-2007, total revenue and net financial surplus of the Generations Fund is forecast to be $74 million. Since the 2006-2007 Budget Speech, revenue from unclaimed property has been added to the revenue sources of the Generations Fund, thus increasing the forecast net results of the Fund to $79 million in 2006-2007.
In 2006-2007, total revenue of the Consolidated Revenue Fund is forecast to be $57,901 million, an increase of 4.4% compared with the preliminary results for 2005-2006. Excluding Government enterprises, own-source revenue is budgeted at $42,347 million, a 3.2% growth compared with 2005-2006. For personal income tax, the most important source of revenue, the growth rate, is 4.2%. The impact of the tax reductions introduced by the Government will limit growth to a rate lower than that which would have followed from the increase in salaries and wages and other income subject to tax. The profits of Government enterprises are budgeted to $4,758 million, an increase of 6.7% mainly due to the anticipated increase in earnings of Hydro-Québec and the Société des alcools du Québec. Nearly 81% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 8.3% ($10,796 million), notably as a result of the federal government’s decision of November 8, 2005 to increase Québec’s share of the equalization envelope in order to take more recent tax and economic data into account.
The Government’s expenditure is expected to total $58,078 million in Fiscal 2007, 4.1% higher than the preliminary results of Fiscal 2006. Program spending will increase by 3.9% to $50,873 million. The entire growth in program spending is allocated to the health and social services sector and the education sector. The ratio of the Government’s program spending to GDP is budgeted to decrease to 17.6% in 2006-2007. Total debt service is expected to increase by 5.2% to $7,205 million, and this growth is mainly due to a projected rise in interest rates. The portion of consolidated revenue allocated to consolidated debt service is budgeted to represent 12.8% in 2006-2007, a decline from 13.7% in 2002-2003.
The consolidated organizations are budgeted to provide net results of $177 million in 2006-2007, a decrease of $164 million compared with net results recorded in 2005-2006 due mainly to the non-recurrent gain of $133 million realized by Investissement Québec on the sale of its investment in Québec Cartier Mining Company in 2005.

The projections in the 2006-2007 Budget reflect the following assumptions regarding the economy of Québec for 2006.
Table 7
Economic Assumptions included in the 2006-2007 Budget for the Year 2006

Percentage Change
over 2005
GDP:
At current market prices	4.2%
In chained 1997 dollars	2.5
Personal income	4.6
Business non-residential capital expenditures (1997 prices)	7.6
Consumer expenditures	4.7
Labor force	1.4
Employment	1.5

Average Rate
Unemployment rate	8.2%

Source:	Ministère des Finances du Québec.

Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue
The following table shows own-source revenue and federal transfers by source for the Consolidated Revenue Fund.
Table 8
Consolidated Revenue Fund Revenue before the Exceptional Losses of SGF

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2003	2004	2005	2006(5)	2007(5)	2007(5)
	(dollar amounts in millions)
Own-source revenue
Income and property taxes
Personal income tax	$15,597	$15,715	$16,324	$16,605	$17,309	29.9%
Contributions to Health Services Fund	4,068	4,649	4,874	5,127	5,331	9.2
Corporate taxes	3,735	3,892	4,253	4,385	4,349	7.5

	23,400	24,256	25,451	26,117	26,989	46.6

Consumption taxes
Retail sales	8,051	8,658	9,241	9,753	10,108	17.5
Fuel	1,645	1,685	1,711	1,696	1,717	3.0
Tobacco	867	889	901	782	852	1.5
Alcoholic beverages	416	409	403	417	431	0.7

	10,979	11,641	12,256	12,648	13,108	22.7

Duties and permits
Motor vehicles	690	707	713	734	745	1.3
Natural resources	201	108	238	136	60	0.1
Other	197	206	209	194	164	0.3

	1,088	1,021	1,160	1,064	969	1.7

Miscellaneous
Sales of goods and services	440	399	371	375	396	0.7
Interest	321	317	355	402	424	0.7
Fines, forfeitures and recoveries	417	471	442	412	461	0.8

	1,178	1,187	1,168	1,189	1,281	2.2

Revenue from government enterprises before exceptional losses of SGF (1)
Société des alcools du Québec	540	571	546	667	702	1.2
Loto-Québec	1,353	1,393	1,511	1,531	1,524	2.6
Hydro-Québec	1,842	2,049	2,140	2,250	2,500	4.3
Other (2)(3)	368	160	149	10	32	0.1

	4,103	4,173	4,346	4,458	4,758	8.2

Total own-source revenue before exceptional losses of SGF	40,748	42,278	44,381	45,476	47,105	81.4

Federal transfers (4)
Equalization	5,315	4,065	5,221	4,798	5,354	9.2
Canada Health and Social Transfer	2,648	4,266	—	—	—	0.0
Health transfers	—	—	2,422	3,185	3,605	6.2
Transfers for post-secondary education and other social programs	—	—	926	1,034	1,041	1.8
Other programs	969	1,039	660	955	796	1.4

Total federal transfers	8,932	9,370	9,229	9,972	10,796	18.6

Total revenue before exceptional losses of SGF	$49,680	$51,648	$53,610	$55,448	$57,901	100.0%

(1)	Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $2,624 million, $3,029 million, $3,406 million and $3,324 million for each of Fiscal 2003 through 2006, respectively, and are budgeted to be $3,421 million for Fiscal 2007.

(2)	In Fiscal 2003, provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(3)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from its other mandates. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this social trust is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, considering the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(4)	The 2005-2006 Budget adopts a new way of presenting the Government’s federal transfer revenue. Changes were made to the list of programs to reflect the federal government’s restructuring of major transfer programs starting in 2004-2005. The federal government divided the Canada Health and Social Transfer (“CHST”) into two different programs in 2004-2005. The revenue from these new programs is entered as “Health transfers” and “Transfers for post-secondary education and other social programs.” The total of these two new items corresponds to the old item “CHST.” In addition, henceforth, “Other transfers related to fiscal arrangements,” which generated $33 million in revenue from tax on preferred shares in 2004-2005, is combined with “Other programs.”

(5)	Accrual accounting was implemented as of 2005-2006 with respect to federal transfers. Therefore, it is not appropriate to compare the level of revenue in 2005-2006, which is on an accrual basis, with that in 2004-2005, which is on a cash basis.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.
Companies in Québec are subject to provincial taxes on profits, capital and payroll. A general tax rate of 9.9% (8.9% for 2005) is applied, for 2006, to the profits of corporations. This general rate will gradually rise to 11.9% in 2009. Small and medium-size enterprises (“SMEs”) enjoy a reduced tax rate on the first $400,000 of taxable active income. Québec’s 2006-2007 budget reduced the income tax rate of SMEs from 8.5% to 8.0% as of March 24, 2006. In addition, a rate of 16.25% is applied to investment income of corporations, representing no change from 2005.
The corporate tax on capital is set at 0.525% for 2006 (0.6% for 2005). The rate of this tax will gradually decline to 0.29% by 2009. The basic exemption on paid-up capital applicable to SMEs remains at $1 million. A partial exemption applies for companies whose paid-up capital is greater than $1 million but less than $4 million.
A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls under $1 million. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls over $5 million, the tax rate is 4.26%.
Québec’s 2005-2006 budget introduced various measures to encourage investment, in particular a capital tax credit of 5% on investments made until December 31, 2009 by manufacturing companies. In 2006-2007, the capital tax credit will rise to 15% for the primary wood processing sector.
Québec’s corporate tax system provides incentives for the development of the new economy (tax credits in research and development), encourages investment (partial tax holiday: ten years for manufacturing SMEs in remote resource regions) and supports secondary and tertiary processing activities in resource-based regions (including Abitibi-Témiscamingue, Bas-Saint-Laurent, Côte-Nord, Gaspésie-Îles-de-la-Madeleine, Mauricie, Nord-du-Québec and Saguenay-Lac-Saint-Jean).
The Québec Sales Tax (“QST”) is a multi-stage value-added tax which applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, refunds of QST are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is set at 7.5%.
On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in the Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The proposed class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the proposed class action could potentially involve have not yet been ascertained. The motion has not yet been heard and both the claimant, the Grand Chief of the Assembly of First Nations of Québec and Labrador, and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.
Federal Transfers. A major category of federal transfers is equalization. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. The equalization program was renewed in May 2004 for a period of five years. However, in September 2004, the federal government also announced a reform of the equalization program. For many years, the total amount of equalization paid out by the federal government and its distribution among the provinces have been calculated according to a single formula. Henceforth, these two components will no longer be linked in calculating the provinces’ equalization entitlements. As part of the program reform, the federal government fixed equalization funding at $10 billion in 2004-2005 and $10.9 billion in 2005-2006, provided for an annual increase of 3.5% in equalization entitlements as of 2006-2007 ($11.3 billion) and mandated a panel of experts to recommend a new allocation formula for distributing equalization funding among the provinces. On June 5, 2006, the panel of experts released its report. According to the estimates of the panel of experts, the recommended formula would increase entitlements in Canada by $887 million of which $653 million would go to Québec.
The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and income security programs by means of the Canada Social Transfer (“CST”). The federal government divided the Canada Health and Social Transfer (“CHST”) into two different programs in 2004-2005. The revenue from these new programs is entered as “Health Transfers” and “Transfers for post-secondary education and other social programs.” The total of these two new items corresponds to the old item “CHST.” There are two types of transfers under the CHT/CST: tax transfers and cash transfers. Total entitlements per province are first established, from which tax transfers are deducted to arrive at cash transfers. Tax transfers represent a portion of the federal personal and corporate income tax collected in the provinces. Cash transfers fluctuate based on total entitlements and the value of taxes transferred in a given year.
The distribution of total entitlements reflects each province’s share of the population. Other federal transfers generally represent cost-sharing agreements for education, regional economic development and the labor market.
Consolidated Revenue Fund Expenditure
The following table shows program spending and debt service (by mission) for the Consolidated Revenue Fund.
Table 9
Consolidated Revenue Fund Expenditure

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2003	2004	2005	2006	2007	2007
	(dollar amounts in millions)
Economy and environment:
Transportation	$1,465	$1,545	$1,668	$1,811	$1,957	3.4%
Employment	800	816	796	792	795	1.4
Agriculture, fisheries and food	640	661	661	657	673	1.1
Environment	643	642	571	597	569	1.0
Other	2,043	1,706	1,647	1,784	1,848	3.2

	5,591	5,370	5,343	5,641	5,842	10.1

Education and culture:
Educational institutions (1)	10,577	10,914	11,116	11,443	12,064	20.8
Culture and communications	489	512	524	534	579	1.0
Teachers pension plan (1)	589	659	653	695	734	1.2
Other	152	129	120	99	105	0.2

	11,807	12,214	12,413	12,771	13,482	23.2

Health and social services:
Health and social services (1)	13,262	14,149	14,827	15,507	16,576	28.6
Régie de l’assurance-maladie du Québec (2)	4,610	4,877	5,236	5,305	5,539	9.5

	17,872	19,026	20,063	20,812	22,115	38.1

Support for individuals and families:
Income security	3,367	3,379	3,315	3,264	3,238	5.6
Other	1,482	1,669	1,735	1,836	1,942	3.3

	4,849	5,048	5,050	5,100	5,180	8.9

Administration and justice:
Public security	868	933	941	931	916	1.6
Revenue (3)	807	745	929	897	798	1.4
Municipal affairs	661	623	766	815	856	1.5
Justice	373	393	419	411	422	0.7
Retirement and insurance plans (1)	313	325	304	320	323	0.5
Other (4)	724	662	1,428	1,242	1,161	2.0

	3,746	3,681	4,787	4,616	4,476	7.7

Anticipated lapsed appropriations	—	—	—	—	(150)	(0.3)
Appropriations carried over in 2007-2008	—	—	—	—	(72)	(0.1)

	—	—	—	—	(222)	(0.4)

Total program spending	43,865	45,339	47,656	48,940	50,873	87.6

Debt service:
Direct debt service	3,935	3,913	4,067	4,108	4,546	7.8
Interest on retirement plans	2,648	2,742	2,786	2,741	2,659	4.6

Total debt service	6,583	6,655	6,853	6,849	7,205	12.4

Total expenditure	$50,448	$51,994	$54,509	$55,789	$58,078	100.0%

(1)	Includes provisions for the cost of accrued benefits due from the Government for retirement plans.

(2)	Québec’s health insurance plan.

(3)	Ministry responsible for the administration of most of Québec’s tax laws and tax collection.

(4)	Including an amount of $673 million provided for pay equity, covering the period from November 2001 to March 2005, in Fiscal 2005. Additional amounts of $390 million and $457 million for pay equity were allocated for Fiscal 2006 and Fiscal 2007 respectively.

Economy and Environment. Expenditures are budgeted to increase by 3.6% in Fiscal 2007 from the preceding fiscal year. The rise in expenditures is primarily due to an increase in the debt service related to road infrastructure, following increased investments in the road system.
Transportation expenditures include payments to public transportation agencies, primarily in the form of support for the Montréal subway system, and expenditures for highway maintenance.
The Agriculture, Fisheries and Food program includes expenditures in the agricultural sector to assist farm production.
Expenditures categorized as “Environment” include mainly debt service for the water purification program and all expenditures related to sustainable development of the environment, environmental protection, conservation and development of wildlife and natural heritage.
A significant portion of the remaining economic programs is intended to promote and create employment. The Government’s fiscal policies with respect to job creation involve various measures, including investment tax credits designed to increase research and development in Québec and thereby indirectly create new jobs.
Education and Culture. Expenditures are budgeted to increase by 5.6% in Fiscal 2007 from the preceding fiscal year. This increase will primarily serve to maintain the quality of services, through funding of structural expenditure growth in the educational systems.. Expenditures in Fiscal 2007 for preschool, primary and secondary education, for college education and for university education are budgeted at $7,382 million, $1,558 million and $2,406 million, respectively.
Health and Social Services. Expenditures are budgeted to increase by 6.3% in Fiscal 2007 from the preceding fiscal year. The budget increase will in particular fund growth in program costs, including health system costs and the impact of pay equity.
Support for Individuals and Families. Expenditures are budgeted to increase by 1.6% in Fiscal 2007 from the preceding fiscal year. Support programs include income security for households lacking means of subsistence, funding for day-care services for children and legal assistance.
Administration and Justice. Expenditures are budgeted to decrease by 3.0% in Fiscal 2007 from the preceding fiscal year. These expenditures include programs for civil protection, compensation of real estate taxes paid to municipalities on behalf of hospitals, schools and Government buildings and tax administration.
Debt service. Expenditures are budgeted to increase by 5.2% in Fiscal 2007 from the preceding fiscal year. Direct debt service and interest on retirement plans are the two components of this category. The anticipated increase is due mainly to the rise in interest rates.
Government Employees and Collective Unions
In Fiscal 2006, budgeted expenditures for salaries and wages cover nearly 407,000 full-time equivalent employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). These budgeted expenditures amount to $28.5 billion in Fiscal 2006.
On June 30, 2003, most of the collective agreements of the Government’s employees as well as contracts with its non-unionized employees expired. On June 18, 2004, the Government tabled an offer with respect to salaries to all unions represented . This offer called for compensation to increase by 12.6% from Fiscal 2005 through Fiscal 2010, including any further compensation which might arise from changes to the pay equity plan, described below.
From June 18, 2004 until December 15, 2005, the Government negotiated with union representatives as to working conditions and salaries under the various collective bargaining agreements. On December 15, 2005, the National Assembly adopted the Act Respecting the Working Conditions in the Public Sector which sets the working conditions and salaries for most of the Government employees covered by yet unrenewed collective agreements. In accordance with the Government’s budgetary framework, the act provides for a salary increase of 2% annually for Fiscal 2006 through Fiscal 2009.
On January 9, 2004, the Superior Court of Québec invalidated Chapter IX of the Pay Equity Act, which exempted from the application of this act any pay relativity plan completed prior to November 21, 1996. This decision rendered inoperative the pay equity plan previously implemented by the Government for public sector employees. Following the Court’s decision, the Government has revised its pay equity plan retroactively to November 2001. As a result, the Government has already provisioned $1,5 billion (Budget 2006-2007), including $673 million in the 2004-2005 public accounts to cover pay equity costs for Fiscal 2002 through Fiscal 2005. Pursuant to an agreement reached on June 20, 2006, the Government will gradually raise its wage expenditures for pay equity to $825 million by Fiscal 2009. This settlement will keep wage expenditures within the 12.6% growth rate described above.

Consolidated Non-Budgetary Transactions
The following table shows the distribution of the consolidated non-budgetary transactions.
Table 10
Consolidated Non-Budgetary Transactions

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2003	2004	2005	2006	2007
	(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$(340)	$274	$77	$(52)	$(75)
Change in the equity value of investments (1)	(1,140)	(786)	(940)	(1,134)	(1,337)

Total Government enterprises	(1,480)	(512)	(863)	(1,186)	(1,412)
Other	(43)	24	71	(126)	(85)

	(1,523)	(488)	(792)	(1,312)	(1,497)
Consolidated organizations	(128)	(637)	(187)	(33)	2

Total investments, loans and advances	(1,651)	(1,125)	(979)	(1,345)	(1,495)

Fixed assets
Consolidated Revenue Fund
Net investments	(200)	(159)	(178)	(329)	(304)
Depreciation	207	200	217	223	226

	7	41	39	(106)	(78)
Consolidated organizations	(1,489)	(1,060)	(1,122)	(1,141)	(1,171)

Total fixed assets	(1,482)	(1,019)	(1,083)	(1,247)	(1,249)

Retirement plans (2)
Contributions	4,920	5,373	5,412	5,705	5,947
Benefits and other payments	(2,913)	(3,154)	(3,278)	(3,531)	(3,690)

Total retirement plans	2,007	2,219	2,134	2,174	2,257

Other accounts
Consolidated Revenue Fund	257	(1,220)	56	(315)	(5)
Consolidated organizations	(40)	37	118	97	(77)

Total other accounts	217	(1,183)	174	(218)	(82)

Total consolidated non-budgetary transactions	$(909)	$(1,108)	$246	$(636)	$(569)

(1)	Change in accumulated surpluses or deficits (i.e. change in net income (loss) after declared dividends to the Government).

(2)	See “Retirement Plans”.
Investments, Loans and Advances. Investments, Loans and Advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and Advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.
Retirement Plans. Retirement plans include transactions relating to the ten public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 510,750 employees and eight other plans cover 11,702 employees as of December 31, 2005.
The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments which are the responsibility of the Government are a claim on and are payable out of the Consolidated Revenue Fund.
In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.
On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue.
On July 15, 2004, the Québec Superior Court rendered its decision on the motion for declaratory judgment concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the RRAPSC, and (ii) the Government does not have an obligation, arising from the share of the cost of funding these plans, to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence adduced at bar, the pension patrimony of each participant did not suffer, at any time, any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal.
On April 7, 2006, various union organizations representing participants in the RREGOP filed a motion for a declaratory judgement with the Québec Superior Court to determine that (i) the RREGOP fund is constituted of the participants’ payroll contributions and contributions by the Government, (ii) the RREGOP fund constitutes a patrimony distinct from the Government, and (iii) the Government has a commitment in regards to the sharing of the cost of the RREGOP whose value corresponds to the fund it would have constituted had it paid its contributions since 1973 on the same bases as those used to determine the participants’ funds.
The appeal filed on August 13, 2004, regarding the first above-mentioned motion will not be heard until the decision on the motion filed on April 7, 2006 is rendered.

Table 11
Consolidated Non-Budgetary Transactions Relating to Retirement Plans

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2003	2004	2005	2006	2007
		(dollar amounts in millions)
Contributions by the Government as employer
RREGOP and RRPE
Cost of credited service (1)	$1,053	$1,248	$1,226	$1,215	$1,287
Amortization of actuarial loss	155	156	156	196	196
Other plans
Cost of credited service (1)	170	144	144	91	86
Amortization of actuarial loss	70	70	70	117	117
Cost of changes (2)	3	—	—	—	—

Total Government contributions	1,451	1,618	1,596	1,619	1,686

Contributions by independent employers	4	5	4	5	5
Participants’ contributions	76	146	98	127	110

Total contributions	80	151	102	132	115

Benefits, repayment and administration expenses	(2,913)	(3,154)	(3,278)	(3,531)	(3,690)

Interest on actuarial obligation (3)	3,389	3,604	3,714	3,954	4,146

Total retirement plans (4)	$2,007	$2,219	$2,134	$2,174	$2,257

(1)	The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(2)	The estimated cost of changes to retirement plans is entered as an expense for the fiscal year during which changes are made.

(3)	Excludes impact of the income from the retirement plans sinking fund of $741 million, $862 million, $927 million and $1,213 million for each of Fiscal 2003 through 2006, respectively. The income for Fiscal 2007 is expected to be $1,487 million.

(4)	The retirement plans liability, excluding the retirement plans sinking fund estimated at $22.5 billion, is estimated at $56.8 billion for Fiscal 2006, consisting of $30.1 billion in respect of RREGOP and RRPE and $26.7 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans. In other respects, in order to determine the participants’ contribution rate for the RREGOP and RRPE, a different actuarial method is used; according to this method, Government commitments are estimated at $44.6 billion as at December 31, 2004.
Other Accounts. The transactions related to other non-budgetary accounts reflect year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 12
Québec’s Financial Assets and Liabilities

	Fiscal year ending March 31
	2004	2005
	(dollar amounts in millions)
Financial Assets (1)	$35,962	$39,258
Liabilities (2)	$132,987	$138,300
Government Guaranteed Debt (3)	$40,013	$40,600

(1)	Financial assets include short-term investments, accounts receivable, investment in Government enterprises, long-term investments, deferred expenses related to debts, advances to the health and social services, education networks and Government enterprises and sinking funds relating to borrowings. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds and other similar instruments amounted to, as at March 31, 2005, $2.97 billion compared to $2.16 billion as at March 31, 2004.

(2)	Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, pension plans, direct debt, debt to finance the health and social services, education networks, Government enterprises and the work of municipal bodies, and allowance relating to sinking funds.

(3)	See “Public Sector Debt — Guaranteed Debt”.

Government Enterprises and Agencies
Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.
Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. Hydro-Québec generally pays half of its earnings in dividends.
Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.
Agencies which conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.
The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.
The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.
Table 13
Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Hydro-Québec	Energy production and distribution
Immobilière-SHQ	Development and management of public housing
Loto-Québec	Gaming
Société de l’assurance automobile du Québec (“SAAQ”)	Public automobile insurance for personal injuries
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, sud du Québec, Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity
Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“CDP”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.
Table 14
Financial Information on Certain Government Enterprises and Agencies Included in the Government’s Reporting Entity(1)

					Debt
			Accumulated	Total	Guaranteed			Net
	Share	Loans and	Surplus	Government	by the			Income
	Capital	Advances (2)	(Deficit)	Investment (3)	Government	Assets	Revenue	(Loss) (4)
	(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:
Financement-Québec (03-31-2005)	$10	$1,758	$53	$1,821	$7,527	$9,710	$15	$14
Hydro-Québec (12-31-2005)	4,374	7	13,002	17,383	32,413	60,432	10,890	2,252
Immobilière-SHQ (12-31-2005)	14	—	36	50	—	2,146	208	14
Loto-Québec (03-31-2006)	—	—	135	135	—	1,005	4,016	1,614
SAAQ (12-31-2005)	—	—	(71)	(71)	—	314	166	(42)
SAQ (03-25-2006)	30	—	6	36	—	659	2,173	657
SGF (12-31-2005)	2,173	—	(349)	1,824	—	2,522	1,375	70
Sociétés Innovatech (03-31-2005)	494	—	(340)	154	—	166	9	(111)

	7,095	1,765	12,472	21,332	39,940	76,954	18,852	4,468

Agencies whose reporting entity is included in the Government’s reporting entity:
Investissement Québec (03-31-2006)	33	—	423	456	2,292	4,185	220	177
SIQ (03-31-2006)	80	—	88	168	218	1,714	626	9
SQAE (03-31-2005)	—	—	—	—	2,798	2,881	182	—

	113	—	511	624	5,308	8,780	1,028	186

Total	$7,208	$1,765	$12,983	$21,956	$45,248	$85,734	$19,880	$4,654

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.

(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)

(3)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

(4)	In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

Enterprises included in the Government’s reporting entity
Corporation d’hébergement du Québec (“CHQ”). CHQ provides financing for capital investments in the health and social services network and coordinates and controls the construction projects and budgets of most of the network’s buildings. As of March 31, 2006, CHQ had total assets of $ 4.2 billion, including $1.9 billion in real estate.
Financement-Québec. Financement-Québec, a separate financing authority, was formed in 1999 to offer financial services, including loans to non-consolidated organizations, consisting mainly of educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing.
As of March 31, 2005, funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $7,527 million, at nominal value.
Hydro-Québec. Hydro-Québec and its subsidiaries operate one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.
Under the Hydro-Québec Act, the objectives of Hydro-Québec are to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. The Hydro-Québec Act provides that Hydro-Québec shall estimate the energy needs of Québec and the means of meeting them within the scope of the Government’s energy policies. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. The Government received a dividend of $1.126 billion from Hydro-Québec in Fiscal 2005, compared with $1.35 billion in Fiscal 2004.
As of December 31, 2005, the Government’s equity in Hydro-Québec totaled $17.4 billion. At this date, Hydro-Québec operated 54 hydroelectric plants with a combined installed capacity of 32,299 MW, 28 thermal plants totaling 1,595 MW, one nuclear plant with a capacity of 675 MW, one wind farm with a capacity of 2 MW, and also had access to an additional capacity of 4,765 MW from the Churchill Falls (Labrador) Corporation Limited power plant. Hydro-Québec maintains more than 20,000 miles of transmission lines.
Table 15
Hydro-Québec’s Operations

	Year ended December 31
	2001	2002	2003	2004	2005
	(dollars in millions)
Total electricity sales (terawatthours)	194.6	212.8	182.9	180.3	184.5
Total electricity sales revenue	$10,885	$11,578	$9,923	$10,006	$10,585
Revenue from electricity sales outside Québec	$3,082	$3,466	$1,345	$1,084	$1,464
Capital expenditures – consolidated	$1,730	$2,240	$2,697	$2,129	$3,443
Net income – consolidated (1)(2)	$591	$1,585	$1,938	$2,435	$2,252
Interest coverage (3)	1.44	1.61	1.70	1.77	1.95
Capitalization ratio (1)(4)(5)	24.8%	26.2%	29.8%	32.8%	34.2%
Debt guaranteed by Government (at end of period)	$37,429	$37,272	$33,298	$31,784	$32,413

(1)	In 2002, financial statements for 2001 were restated as a result of the retroactive application of a new Canadian accounting standard on foreign currency translation which eliminated the deferral and amortization of foreign exchange gains and losses related to unhedged foreign-denominated monetary items and required that such gains or losses be recognized in the year’s income. In 2004, financial statements for the years 2001 to 2003 were restated as a result of the retroactive application of a new Canadian accounting standard on asset retirement obligations which required the recognition and measurement of liabilities for legal obligations associated with the retirement of an asset.

(2)	Net income originally reported for the years 2001 to 2003 was $1,108 million, $1,526 million and $1,931 million, respectively.

(3)	Sum of operating income and net investment income divided by gross interest expense.

(4)	The capitalization ratio originally reported for the years 2001 to 2003 was 26.8%, 26.2% and 29.9%, respectively.

(5)	Shareholder’s equity divided by the sum of shareholder’s equity, long-term debt, perpetual debt, short-term borrowings and current portion of long-term debt, less swaps and sinking funds.
In December 1996, the National Assembly adopted the Act respecting the Régie de l’énergie (the “Energy Board Act”). The Energy Board Act established the Régie de l’énergie (the “Energy Board”) which has jurisdiction over certain aspects of the activities of Hydro-Québec and those of natural gas distributors in Québec. Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; approve operating standards, including standards of reliability for its transmission system; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or service.
Hydro-Québec’s 2006-2010 Strategic Plan requires its division Hydro-Québec Distribution to ensure adequate supply to meet the energy requirements of the Québec market. The main supply of Hydro-Québec Distribution is guaranteed heritage pool electricity. Guaranteed heritage pool electricity is electricity that corresponds to the net annual consumption of Québec markets, up to 165 TWh per year, for which the average fixed price is set at 2.79 cents per kWh. Additional power will continue to be obtained through competitive bidding.
The Strategic Plan assumes that Québec sales will grow by 11.4 TWh between 2005 and 2014 which takes into account the energy savings target proposed in the Québec Energy Strategy 2006–2015 (8 TWh annually by 2015). Sales to industrial customers are expected to increase by 6.5 TWh, smelting and refining accounting for 3.3 TWh of this increase. The rest of the industrial increase is a result of growing industrial output. Sales to residential customers are expected to rise by 3.8 TWh, supported by the home-building sector.
Hydro-Québec Production evaluates its projects on the basis of three criteria: they must be profitable under market conditions, environmentally acceptable and well received by local communities. Hydro-Québec Production intends to increase its annual generation capacity in Québec by 15.8 TWh between 2006 and 2014: 6.1 TWh of new generating facilities are currently under construction; the refurbishing of some existing facilities will add about 1 TWh to the existing generation capacity; and the Eastmain-1-A/Sarcelle/Rupert project, currently awaiting authorization, will add 8.5 TWh.
On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking a judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. Negotiations are ongoing between the governments and the Innus.
In January 1998, Québec experienced a severe ice storm and Hydro-Québec’s transmission and distribution systems were heavily damaged. At the end of January 1998, Hydro-Québec and the Government were served with a motion seeking authorization to institute a class action against them, as joint and several defendants, on behalf of individuals having suffered damages (the aggregate amount of which has not been ascertained) as a result of power failures caused by the ice storm which left close to 1.4 million customers without electricity for varying periods of time. On April 27, 2006, the Québec Superior Court authorized the withdrawal of the motion seeking authorization to institute a class action, bringing this matter to conclusion.
Immobilière-SHQ. This corporation builds, owns and maintains low-rental housing in Québec. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under Government of Canada loan insurance programs. As of December 31, 2005, Immobilière-SHQ had total assets of $2.1 billion, including $400 million in mortgages and $1.7 billion in real estate.
Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 9,800 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Gatineau. Its video lottery network is comprised of video lottery terminals located in approximately 3,600 establishments. Loto-Québec pays all of its net earnings to the Government as dividends. In Fiscal 2006, the Government expects to receive a dividend of $1,537 million from Loto-Québec, compared with $1,511 million in Fiscal 2005. The 2006-2007 Budget anticipates dividends from Loto-Québec of $1,524 million for Fiscal 2007.
On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, claim to have become compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears some responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount of approximately $700 million. The trial has been set for February 12, 2007. Loto-Québec intends to contest this class action to the fullest extent.
Société de l’assurance automobile du Québec (“SAAQ”). SAAQ is responsible for the administration of Québec’s automobile insurance plan as well as the issuing of driver’s licenses, registration of vehicles, road control and public transit.

The Québec automobile insurance plan is a no-fault plan where compensation is paid to any Quebecer who suffers personel injury in a traffic accident, whether responsible or not for the accident. Compensation for material damage to vehicles is covered by private insurers. The amounts required to fund this public insurance plan are included in the cost of vehicle registration certificates and driver’s licenses.
In 2004, the Government created a trust fund to separate the automobile insurance plan from the other mandates of the SAAQ. Therefore, in accordance with the standards of the CICA, the insurance fund of SAAQ was excluded from the Government’s reporting entity as of January 1, 2004 and no longer affects the Government’s public accounts. Only the results arising from the other SAAQ’s mandates will continue to be included in the Government’s books.
Société des alcools du Québec (“SAQ”). SAQ markets alcoholic beverages and pays all of its net earnings to the Government as dividends. The Government received a dividend of $657 million from SAQ in Fiscal 2006, compared with $545 million in Fiscal 2005. In the 2004-2005 Budget, the revenue forecast for SAQ was $601 million for Fiscal 2005. The actual revenue amounts to $546 million. The shortfall is due primarily to the employee strike in the second half of Fiscal 2005. The 2006-2007 Budget anticipates dividends of $702 million for Fiscal 2007.
Société générale de financement du Québec (“SGF”). SGF is a holding company that has interests in industrial and commercial enterprises. Its mission is to carry out, working with private partners, projects that will contribute to promote Québec’s overall economic development, improve its productivity and bolster its competitiveness. Its activities mainly concern the industrial sector but also the agri-food, high-technology and health sectors.
In 2005, SGF returned to profitability with earnings of $70 million after four consecutive years of losses. The turnaround in 2005 is attributable mainly to investment gains of more than $150 million, offset by provisions for losses of $81 million in certain other investments.
Société nationale de l’amiante (“SNA”). SNA ceased operations in Fiscal 1993.
In 1982, SNA acquired newly issued capital stock of Mines SNA Inc. (“Mines SNA”) and thereby gained control over Mines SNA which held a controlling interest in Asbestos Corporation Limited (“ACL”). Minority shareholders of ACL have instituted class actions against the Government and SNA, in Québec and Ontario, seeking damages as well as an order to force SNA to make a follow-up offer for the publicly held shares of ACL. In Québec, the class action is now closed following the final decision of the Québec Court of Appeal rejecting the action and the Supreme Court having rejected the request for permission to appeal on July 5, 1990. In Ontario, an action which had remained inactive since its filing in 1988, was recently reactivated before the Ontario Superior Court. Preliminary motions are being made by Québec and SNA to dismiss the action on the grounds of inordinate delay and abuse of process.
Claims for a follow-up offer have also been filed with the securities commissions of Québec and Ontario. In Québec, the Autorité des marchés financiers, formerly the Commission des valeurs mobilières du Québec, (the “Québec Commission”) rejected the claim on the basis of lack of jurisdiction. In a judgment rendered on April 22, 1999, the Court of Appeal referred the case to the Québec Commission for investigation and hearings. In a decision rendered on June 13, 2003, the Québec Commission denied the minority shareholders claim, concluding that there is no evidence showing that the Government or SNA had failed to respect any provision of the Securities Act of Québec. This decision was appealed by the minority shareholders before the Court of Québec. In its judgment rendered on May 9, 2005 the Court of Québec confirmed the decision of the Québec Commission and rejected the appeal. Since no appeal of the Court of Québec decision has been filed within the prescribed time period, the decision of the Court of Québec is now final.
In July 1994, the Ontario Securities Commission rejected the claim for a follow-up offer in Ontario, finding that the remedies requested by the minority shareholders of ACL under the Ontario Securities Act should be denied. In August 1994, this decision was appealed by the minority shareholders before the Divisional Court of Ontario. On May 2, 1997, the Divisional Court ruled that the Government had three months to buy out minority shareholders in ACL. The Ontario Court of Appeal, on February 18, 1999, and the Supreme Court, on June 7, 2001, set aside the decision of the Divisional Court and restored the decision of the Ontario Securities Commission.
In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions. No date is presently set for the hearing of the motion.
Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start-up or technical research stage in their respective territories. As at March 31, 2005, the total assets of the four Innovatech corporations amounted to $166 million.
On April 6, 2004, the Government announced that these corporations would be restructured. The Government intended to use the assets of these corporations to attract private capital. To do so, it intended to privatize Innovatech du Grand Montréal and convert the three others into mixed public-private capital corporations.
On March 17, 2005, the Government sold the investment portfolio of Innovatech du Grand Montréal to a subsidiary of Coller Capital, which undertook to honour the corporations’s commitments and invest in local technology companies.
In July 2005, the Government reached a partnership agreement with Capital régional et coopératif Desjardins concerning Innovatech Régions ressources. A new corporation, Desjardins – Innovatech SEC, was set up. This corporation is 53% held by Capital régional et coopératif Desjardins and 47% by the Government. Desjardins Capital de risque manages the new corporation. The Government’s share corresponds to the value of the Innovatech Régions ressources portfolio transferred to the new corporation. The agreement with Capital régional et coopératif Desjardins resulted in the addition of $30 million in new funds.
Concerning the two other corporations (Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec), the Government is still working to convert them into mixed public-private capital corporations.
Agencies whose reporting entity is included in the Government’s reporting entity
Investissement Québec. This Government enterprise participates in the financing of investments in Québec. As of March 31, 2006, outstanding loans and guarantees under Investissement Québec’s various programs totaled $2.9 billion and its investments totaled $310 million. Investissement Québec has $142 million in budgetary funding available for Fiscal 2007 to stimulate private investment in Québec.
Furthermore, in the 2004-2005 Budget Speech, the Government introduced the regional economic intervention fund (“FIER”) supporting the creation of regional investment funds by, among other things, matching private sector capital outlays. The initial government’s investment of $210 million has been twice increased since then to $288 million for Fiscal 2006 and by an additional $30 million to $318 million for Fiscal 2007. This fund is managed by Investissement Québec.
Société immobilière du Québec (“SIQ”). SIQ owns and maintains most Government buildings. Subsequent to the severe rainstorms which led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As at December 4, 2002, SIQ transferred all the dams it owned to the Government. The Government will assume all damages and costs which might arise from theses claims. As of March 31, 2006, SIQ had total assets of $1.7 billion.
Société québécoise d’assainissement des eaux (“SQAE”). SQAE is currently working to complete its last project management mandates and henceforth will concentrate its efforts on managing its debt service. SQAE has provided municipalities with its expertise in project management and financing for water purification and sewage treatment projects and it carried out studies for waterworks and sewer systems. SQAE earned its revenue from fees charged on the costs of the projects and studies. SQAE was authorized to finance only those projects over which it has some control. On average, a municipality assumes 14% of the total cost of a project, financed over 20 years, and the Government assumes the balance. As at March 31, 2005, municipal projects totalled $3.8 billion and commitments relating to the repayment of the principal of the debt that is the responsibility of SQAE and the municipalities amounted to $2,814 billion. SQAE is authorized to fund its own capital requirements.

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“CDP”). CDP invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2005, the net assets of CDP (at market value) totaled $122.2 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $45.7 billion; RRQ, $27.4 billion; Retirement Plan Sinking Fund, $20.9 billion, Commission de la construction du Québec, $9.8 billion, Commission de la santé et sécurité du travail, $9.2 billion; and SAAQ, $7.6 billion.
As stated by law, the mission of CDP is to receive moneys on deposit as provided by law and manage them with a view of achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. CDP invests in equity markets, fixed income, real estate and private equity. CDP is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.
As of December 31, 2005, CDP’s investments were distributed as follows: 28.9% in equity and convertible securities, 40.2% in bonds, 10.1% in real estate holdings and mortgages and 18.0% in deposits and short-term investments. Investments by CDP in bonds of the government of Canada, of the Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $49.4 billion (at market value).
CDP’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet independance requirements.
CDP’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that CDP adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for CDP, its officers and employees, and its wholly-owned subsidiaries.
Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2005, assets in these plans, deposited with CDP, are estimated at $45.7 billion (at market value).
Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of March 31, 2006, RRQ entrusted $28.5 billion of funds to CDP (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt
Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.
The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2005 and March 31, 2006, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $143.5 billion and $148.8 billion, respectively, of which 7.6 % and 6.9 % was held by CDP.
Table 16
Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
					Preliminary
					Results
	2002	2003	2004	2005	2006
	(dollar amounts in millions) (1)
Government Funded Debt
Borrowings — Government	$65,466	$71,206	$72,399	$77,930	$81,785
Borrowings — to finance Government Enterprises	5,034	3,965	3,253	3,260	2,849
Borrowings — to finance Municipal Bodies	2,918	2,874	2,802	2,799	2,673
Government Guaranteed Debt (2)	40,697	40,680	40,013	40,600	41,946
Municipal Sector Debt	13,598	13,463	14,317	14,239	15,669
Other Institutions	5,312	5,394	5,097	4,663	3,860

Public Sector Funded Debt (3)	$133,025	$137,582	$137,881	$143,491	$148,782

Per capita ($)	$17,984	$18,477	$18,399	$19,010	$19,582
As a percentage of (4)
GDP	57.4%	56.8%	54.6%	54.1%	54.1%
Personal income	68.4%	69.0%	66.6%	66.6%	66.4%

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	Represents mainly debt of Hydro-Québec.

(3)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).

(4)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt
Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2005, unfunded debt of the Government was $4.7 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings — to finance Government Enterprises and Borrowings — to finance Municipal Bodies) plus $1.4 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2006, unfunded debt of the Government was estimated, on a preliminary basis, at $4.5 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings — to finance Government Enterprises and Borrowings — to finance Municipal Bodies) plus $1.2 billion representing the excess of short-term liabilities over short-term assets.
Table 17
Government Funded Debt

	As of March 31
						Average	Average
					Preliminary	Interest	Term to
					Results	Rate	Maturity
	2002	2003	2004	2005	2006	2006	2006
	(dollar amounts in millions) (1)					(%)	(years)
Borrowings — Government
Payable in Canadian Dollars:
Debentures and Other Loans	$50,100	$57,083	$59,297	$65,464	$70,775	5.4	10.6
Savings Products	3,031	3,447	3,901	4,290	4,580	6.9	—
Payable in Foreign Currencies:
United States Dollars	5,695	3,334	4,183	2,696	1,855	11.8	19.9
Japanese Yen	9,778	8,389	4,267	4,470	2,849	5.2	8.9
Swiss Francs	9	2,507	4,238	4,492	5,622	1.2	8.5
Pounds Sterling	—	—	(3)	(3)	(2)	—	5.7
Euros	—	—	(21)	—	(22)	9.9	9.9

Funded Debt	$68,613	$74,760	$75,862	$81,409	$85,657
Less: Sinking Funds (2)	3,147	3,554	3,463	3,479	3,872

Net Borrowings — Government (3)	$65,466	$71,206	$72,399	$77,930	$81,785	5.3	10.0

Borrowings — to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	$5,034	$3,965	$3,253	$3,260	$2,849	6.9	13.5

Borrowings — to finance Government Enterprises (3)	$5,034	$3,965	$3,253	$3,260	$2,849

Borrowings — to finance Municipal Bodies
Payable in Canadian Dollars:
Debentures and Other Loans	$2,918	$2,874	$2,802	$2,799	$2,673	5.8	4.5

Borrowings — to finance Municipal Bodies (3)	$2,918	$2,874	$2,802	$2,799	$2,673

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	Consists of funds withdrawn annually from the Consolidated Revenue Fund. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(3)	Subsequent to March 31, 2006, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $3.2 billion. The Government currently has credit agreements with various banks and financial institutions for a total of U.S.$3.5 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2006, net of a sinking fund balance of $3,872 million ($3,479 million as of March 31, 2005) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.
Table 18
Maturities of Government Funded Debt for Borrowings — Government

Fiscal Year	Canadian	U.S.	Japanese	Swiss	Pounds		Total	Total
Payable	Dollars	Dollars	Yen	Francs	Sterling	Euros	2005-2006	2004-2005
(dollar amounts in millions) (1)
Year 1	$6,487	$(1,357)	$(99)	$1,562	$—	$(1,882)	$4,711	$5,565
Year 2	5,184	35	37	—	—	—	5,256	5,269
Year 3	5,326	22	—	3	—	(1)	5,350	5,536
Year 4	6,498	21	(1)	—	—	(2)	6,516	5,315
Year 5	5,455	18	40	—	—	—	5,513	6,425

1 – 5 years	28,950	(1,261)	(23)	1,565	—	(1,885)	27,346	28,110
6 – 10 years	21,576	100	1,557	3,363	(2)	468	27,062	25,984
11 – 15 years	1,983	631	1,116	694	—	1,395	5,819	2,733
16 – 20 years	5,069	(41)	199	—	—	—	5,227	4,635
21 – 25 years	5,750	1,606	—	—	—	—	7,356	8,448
26 – 40 years	8,788	187	—	—	—	—	8,975	8,020

	$72,116	$1,222	$2,849	$5,622	$(2)	$(22)	$81,785	$77,930

(1)	Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2006, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $1,606 million which will be amortized over the remaining term of this debt.
The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2005, the amount set aside for sinking fund purposes was $149 million and, at that date, the aggregate value of sinking funds was $3,479 million, of which $3,025 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2006, the amount set aside for sinking fund purposes was $132 million and, at that date, the aggregate value of sinking funds was $3,872 million, of which $3,518 million was invested in debentures issued or guaranteed by the Government.
The Government has decided to create the Generations Fund as a permanent tool to reduce the debt and has set the objective of reducing Québec’s debt burden to 25% of GDP by 2025. The Generations Fund has been established by the Generations Act which stipulates that the monies accumulated in the Fund can be applied only to debt retirement. In addition to the return obtained on amounts invested in the Fund, revenue allocated to the Generations Fund will come mainly from water-power royalties Hydro-Québec will gradually begin paying in January 2007 and water-power royalties collected by the Government from private producers of hydro-electricity.

Table 19
Maturities of Government Funded Debt for Borrowings — to finance Government Enterprises

Fiscal Year Payable	Canadian Dollars	Total 2005-2006	Total 2004-2005
	(dollar amounts in millions) (1)
Year 1	$3	$3	$883
Year 2	532	532	3
Year 3	5	5	534
Year 4	548	548	5
Year 5	101	101	551

1 – 5 years	1,189	1,189	1,976
6 – 10 years	330	330	294
11 – 15 years	—	—	—
16 – 20 years	394	394	401
21 – 25 years	60	60	60
26 – 40 years	876	876	529

	$2,849	$2,849	$3,260

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.
Table 20
Maturities of Government Funded Debt for Borrowings — to finance Municipal Bodies

Fiscal Year Payable	Canadian Dollars	Total 2005-2006	Total 2004-2005
	(dollar amounts in millions)(1)
Year 1	$399	$399	$144
Year 2	322	322	399
Year 3	110	110	323
Year 4	296	296	110
Year 5	341	341	295

1 – 5 years	1,468	1,468	1,271
6 – 10 years	1,205	1,205	1,528

	$2,673	$2,673	$2,799

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt
The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).
Table 21
Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
						Average	Average
					Preliminary	Interest	Term to
					Results	Rate	Maturity
	2002	2003	2004	2005	2006	2006	2006
	(dollar amounts in millions)(1)					(%)	(years)
Hydro-Québec	$37,893	$35,639	$34,348	$33,032	$32,367	7.7	15.4
Financement-Québec	2,794	5,033	5,659	7,564	9,578	4.9	4.4
Commission municipale du Québec	10	8	6	4	1	5.4	1.0

	$40,697	$40,680	$40,013	$40,600	$41,946

(1)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
As of March 31, 2006, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,847 million, including $3,091 million borrowed from financial institutions under a student loan program and $369 million of short-term debt of Hydro-Québec and $387 million of short-term debt of Financement-Québec.
Funded Debt of the Municipal Sector and Other Institutions
The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).
The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.
Table 22
Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
					Preliminary
					Results
	2002	2003	2004	2005	2006
	(dollar amounts in millions) (1)
Municipal Sector	$13,598	$13,463	$14,317	$14,239	$15,669
Educational Institutions	3,314	3,417	3,189	2,724	2,300
Other Government Enterprises	1,873	1,777	1,674	1,709	1,391
Health and Social Services Establishments	125	200	234	230	169

	$18,910	$18,857	$19,414	$18,902	$19,529

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.
The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des

Affaires municipales et des Régions supervises and controls the borrowings of all Québec municipal corporations and urban communities.
In 2004 (the most recent year for which information is available), local sector expenditure including school corporations totaled $19.8 billion, representing 28.5% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $890.3 million in 2003 to $1,013.4 million in 2004. Net long-term debt of the municipal sector supported by local taxpayers increased from $11.6 billion as of December 31, 2003 to $11.9 billion as of December 31, 2004. This debt, as a percentage of real estate valuation, decreased from 3.5% in 2003 to 3.3% in 2004.
Government’s Commitments
The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2006 are not yet publicly available.
Table 23
Government’s Commitments (1)

	As of March 31
	2002	2003	2004	2005
	(dollar amounts in millions) (2)
Educational Institutions	$7,715	$8,081	$8,086	$8,845
Health and Social Services Establishments	3,622	3,926	4,002	4,258
Municipal Sector	2,820	2,678	2,756	2,829
Others Beneficiaries	329	483	520	711

	$14,486	$15,168	$15,364	$16,643

(1)	Including commitments to repay loans from borrowings made by the Government on behalf of these entities.

The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information
This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2006 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements
Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information
The following tables indicate present or future characteristics of the funded debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2006. Previous characteristics are not indicated.
Table 24
Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2006

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars

2006-05-01	1986-05-01	05-01 & 11-01	9.50	100,000,000	99,996,362	CA748148MH30
2006-07-07	1986-07-07	01-07 & 07-07	10.00	75,000,000	74,998,296	CA748148LP64
2007-10-01	1997-02-25	04-01 & 10-01	6.50	3,075,200,000	3,084,195,474	CA748148QC07
2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,422,386,791	CA748148KG74	SFP (1): 1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,461,665,183	CA748148QP10
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	579,838,432	CA748148KK86	SFP (1): 1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,649,259,705	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,789,046	CA748148NR03	SFP (1): 1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	449,292,788	CA748148KC60	SFP (2): 1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	181,012,497	CA748148KE27	SFP (1): 1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	199,127,708	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,147,986,962	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,948,294	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,179,656,802	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	747,800,871	749,778,814	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,507,997	CA748148KJ14	SFP (1): 1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,593,572,641	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,681,259	CA748148KN26	SFP (1): 1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,603,803,266	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	563,987,543	689,418,145	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,285,380,952	CA748148NX70	SFP (1): 1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	372,602,837	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,417,494,945	CA748148PZ01	SFP (1): 1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	864,352,759	897,266,028	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,665,138,113	CA748148QJ59	SFP (1): 1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	754,156,321	1,011,780,202	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	80,335,976	80,335,076	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,132,624,114	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	3,082,900,000	3,152,177,548	CA748148RL9

Medium-Term Notes
2006-04-01	2000-09-07	04-01 & 10-01	6.46	135,000,000	135,000,000	CA74814ZCM3
2006-06-01	2002-06-17	1 of each month	Floating	680,000,000	680,000,000	CA74814ZCT80
2006-08-14	1996-08-14	14 of each month	7.30	7,000,000	6,995,858	CA74814ZBE21
2007-02-01	2001-11-01	02-01 & 05-01 & 08-01 & 11-01	Floating	25,000,000	25,000,000	CA74814ZCP6	CAD-BA (3 months) + 0.19%
2007-02-01	2001-11-01	1 of each month	Floating	50,000,000	50,000,000	CA7814ZCQ4	CAD-BA (1 month) + 0.19%

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2007-02-01	2001-11-01	1 of each month	Floating	25,000,000	25,000,000	CA74814ZCR2	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	02-01 & 05-01 & 08-01 & 11-01	Floating	5,000,000	5,000,000	CA74814ZCS0	CAD-BA (3 months) + 0.19%
2007-02-05	1997-02-05	5 of each month	6.70	14,000,000	13,979,069	CA74814ZBJ18
2007-04-01	2002-06-25	04-01 & 10-01	4.00	170,000,000	170,748,422	CA74814ZCU53
2007-06-09	1997-06-09	9 of each month	6.50	11,000,000	10,977,832	CA74814ZBM47
2007-06-28	2001-02-20	06-28	10.00	40,000,000	41,786,456	CA74814ZCN1
2007-06-30	1997-06-10	03-30 & 06-30 & 09-30 & 12-30	6.90	152,020,000	152,170,084	CA74814ZBN20
2007-11-29	2002-11-29	11-29	4.50	300,000,000	299,901,666	XS0158067024
2008-04-01	1998-02-13	04-01 & 10-01	5.85	50,000,000	49,990,256	CA74814ZBQ50
2008-04-01	1998-02-17	04-01 & 10-01	5.75	85,000,000	84,816,569	CA74814ZBR34
2008-06-06	2003-06-06	06-06 & 09-06 & 12-06 & 03-06	Floating	837,300,000	837,300,000	CA74814ZCV3
2008-12-15	1997-03-10	06-15 & 12-15	6.98	5,000,000	5,000,000	CA74814ZBK80
2009-02-04	2002-02-04	02-04 & 08-04	Floating	110,000,000	110,000,000	XS0142660629	CAD-BA (3 months) + 0.30%
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	21,456,747	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	49,884,948	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	64,832,193	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	75,941,154	CA74814ZBW29
2009-04-01	2004-10-01	04-01 & 10-01	3.50	668,000	662,150	CA74814ZDB63
2009-08-17	2004-02-17	08-17 & 02-17	3.149	380,526,465	379,327,041	CA74814ZCZ41
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,043,500	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	498,564,978	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	92,092,940	CA74814ZCY75	Exchangeable option on April 1, 2011 for Note maturing April 1, 2026 (6.40%) subject to prior notice from March 3, 2011 to March 11, 2011.
2011-04-28	2004-04-28	04-28	4.50	200,000,000	198,889,648	XS0190878081
2011-05-16	2006-02-21	05-16 & 08-16 & 11-16 & 02-16	Floating	1,200,000,000	1,200,000,000	CA74814ZDD20
2011-08-06	2004-08-06	08-06 & 11-06 & 02-06 & 05-06	Floating	1,300,000,000	1,300,982,915	CA74814ZDA80	CDOR (3 months) + 0.075%
2013-02-04	2005-02-04	02-04	4.375	400,000,000	397,513,112
2013-10-01	1996-08-28	04-01 & 10-01	10.00	25,000,000	26,708,647	CA74814ZBF95	Call (1): 2006-10-01
2013-12-28	1996-09-11	06-28 & 12-28	10.00	32,000,000	33,885,958	CA74814ZBG78	Call (1): 2006-12-28
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	246,968,128	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	250,000,000	250,000,000	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,989,268	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,767,178	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,693,746	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,791,981	CA74814ZAQ69
2016-12-01	2006-01-30	06-01 & 12-01	4.50	1,000,000,000	993,944,466	CA74814ZDH34
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,800,351	CA74814ZAR43
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,275,094	CA74814ZDC47
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	197,564,173	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	402,000,000	411,446,687	CA74814ZDE03
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	106,898,481	CA74814ZBH5	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	113,183,821	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,473,184	CA74814ZCX9

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,007,427	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	12,192,982	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	12,448,764	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	—	150,000,000	37,470,801	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,157,134	CA74814ZBP7
2035-04-01	1999-02-02	—	—	456,000,000	115,890,138	CA74814ZCB72	Zero-coupon Note
2039-10-01	1999-02-05	—	—	525,000,000	113,349,189	CA74814ZCC5
2040-04-01	2000-05-25	—	—	463,000,000	483,761,834	CA74814ZCJ0	Others (12)
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,380,941	CA74814ZCW1

Savings Products
Savings Bonds
2005-2013		06-01	3.35-6.00	661,030,846	661,030,846		Put (2)
Other Savings Products
2005-2013		Various	Various	3,924,735,904	3,918,647,192

Receiver General of Canada
2005-2025	1982-2003	02-01 & 08-01	5.80-16.53	95,747,049	95,747,049		Put (3)

Assumed Debt
2013-2017	1963-1967		5.125/5.75	18,117,293	18,117,293		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2006-2010	2001-2003	—	4.335-6.01	2,333,600,000	2,072,586,735

Société immobilière du Québec

2006-06-12	1986-06-12	06-12 & 12-12	9.15	10,245,000	10,245,000
2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux

2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Other Consolidated Organizations
Various	Various	Various	Various	7,269,000	7,269,000
				57,999,599,597	57,670,694,873

Adjustments relating to swap agreements				23,206,374,250	23,206,374,250

Total-Payable in Canadian Dollars				$81,205,973,847	$80,877,069,123

						Equivalent in
Maturity		Interest	Coupon	Foreign Currency Units		Canadian	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	Dollars	or ISIN Code	References
B) Payable in foreign currency

Payable in United States Dollars

2006-04-11	2001-04-11	04-11 & 10-11	5.50	1,000,000,000	999,983,691	1,167,080,966	US748148AH65
2007-01-30	1997-01-30	01-30 & 07-30	7.00	750,000,000	749,293,196	874,500,086	US748148QB21
2007-03-05	1997-03-05	03-18 & 09-18	Floating	100,000,000	99,955,952	116,658,592	—	USD-LIBOR-LIBO (6months) + 0.15%
2009-02-15	1999-02-18	02-15 & 08-15	5.75	1,000,000,000	999,086,446	1,166,033,792	US748148QQ90
2009-07-17	2002-07-17	07-17 & 01-17	5.00	750,000,000	747,748,956	872,697,807	US748148BW2
2011-01-22	2001-01-22	01-22 & 07-22	6.125	1,000,000,000	995,197,465	1,161,494,962	US748148QX42
2013-02-07	2003-02-07	02-07 & 08-07	Floating	50,000,000	50,000,000	58,355,000	—	USD-LIBOR-LIBO (6months) + 0.20%
2014-05-05	2004-05-05	05-05 & 11-05	4.875	1,000,000,000	993,599,548	1,159,630,033	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60	1,000,000,000	999,189,242	1,166,153,764	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00	1,250,000,000	1,240,845,834	1,448,191,173	US748148RR64
2016-04-01	1986-04-01	04-01	9.00	250,000,000	250,000,000	291,775,000	LU002143534
2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	997,477,550	1,164,156,049	US748148PB31	SFP (1): 1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	995,798,269	1,162,196,159	US748148PD96	SFP (1): 2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	300,000,000	350,130,000	US748148KA05	SFP (2): 1987-12-01 then SFP (1): 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,493,719,040	1,743,319,491	US748148QR73	Global Issue

Medium-Term Notes
2007-02-14	2000-02-14	02-14 & 05-14 & 08-14 & 11-14	Floating	20,000,000	20,000,000	23,342,000	XS0107934241	USD –LIBOR-BBA (3months) + 0.18%
2007-10-15	1994-01-13	04-15 & 10-15	6.65	5,000,000	5,000,000	5,835,500	CA74814ZAA1
2007-10-15	1994-07-20	04-15 & 10-15	8.35	4,000,000	3,999,225	4,667,495	CA74814ZAC7
2007-10-15	1994-11-15	04-15 & 10-15	8.35	4,500,000	4,472,050	5,219,330	CA74814ZAD56
2008-02-25	1998-02-25	02-25	6.18	25,000,000	25,000,000	29,177,500	XS0084745248
2018-08-07	1998-08-07	02-07 & 08-07	5.88	250,000,000	250,000,000	291,775,000	XS0089070485	Option (1)
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	5,835,500	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	5,835,500	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	150,000,000	149,967,209	175,026,730	US74815HBZ47	Put (1): January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	116,441,567	US74815HCB69	Put (1): 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	175,065,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	116,534,935	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	58,355,000	US74815HCD26	Put (1): 2008-03-10.
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	116,710,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	6.86	50,000,000	50,000,000	58,355,000	US74815HCG56	Put (1): 2006-04-17, 2016-04-15 & 2021-04-15. If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89	50,000,000	50,000,000	58,355,000	US74815HCF73	Put (1): 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295	100,000,000	100,000,000	116,710,000	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40	75,000,000	74,768,659	87,262,502	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.22	160,000,000	160,000,000	186,736,000	US74815HCH30	Put (1): 2006-07-22 & 2016-07-22. If first Put not exercised, Coupon: 7.97%.
				13,353,120,000	13,314,722,332	15,539,612,433

Adjustments relating to swap agreements				(11,727,248,213)	(11,725,621,383)	(13,684,972,716)

Total-Payable in United States Dollars				U.S.$1,625,871,787	U.S.$1,589,100,949	1,854,639,717

						Equivalent in
Maturity		Interest	Coupon	Foreign Currency Units		Canadian	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	Dollars	or ISIN Code	References
Payable in Japanese Yen

2007-11-13	1997-11-12	11-12	2.29	6,000,000,000	6,000,000,000	59,598,000	—
2009-09-29	1997-07-29	03-29 & 09-29	3.00	100,000,000,000	99,902,042,700	992,326,990	—
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,734,355,540	494,011,354	XS0129013305

Medium Term Notes
2006-07-17	1996-07-17	07-17	4.45	1,100,000,000	1,099,729,401	10,923,612	XS0067851237	Interest payable in $A ($A568,987.10 per year)
2006-09-19	1996-09-19	03-19 & 09-19	4.15	500,000,000	499,794,768	4,964,461	XS0069369113	Interest payable in NZ$ (NZ$138,038.85 each Interest Payment Date)
2006-09-26	1996-09-26	03-26 & at Maturity	3.30	5,000,000,000	5,000,000,000	49,665,000	XS0069585676
2006-11-27	1996-11-27	11-27	3.55	1,000,000,000	999,774,126	9,930,756	XS0071274996	Interest payable in U.S.$ (¥111.7 per U.S.$)
2007-11-27	1997-11-27	11-27	2.80	1,000,000,000	1,001,627,684	9,949,168	XS0082133561	Interest payable in U.S.$ (U.S.$224,989.00 per year)
2007-12-10	1997-12-10	12-10	2.72	500,000,000	500,000,000	4,966,500	XS0082326793	Interest payable in U.S.$ (U.S.$110,121.45 per year)
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	1,000,000,000	9,933,000	XS0082875542	Others (3)
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	999,815,327	9,931,166	XS0082400358	Others (3)
2008-03-25	1998-02-12	03-25	2.62	1,200,000,000	1,193,768,816	11,857,706	XS0084194181	Interest payable in U.S.$ (U.S.$250,717.20 per year)
2009-07-28	1994-07-28	07-28	5.00	3,000,000,000	2,992,334,473	29,722,858	XS0052005807
2009-11-01	1994-11-01	11-01	4.91	3,000,000,000	2,967,048,223	29,471,690	XS0053818869
2010-07-27	1995-07-27	07-27	3.60	2,000,000,000	2,000,000,000	19,866,000	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM (¥61.31 per DM)
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	999,020,196	9,923,268	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	998,268,513	9,915,801	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	49,665,000	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,995,823,685	19,824,517	XS0067164235

2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	99,330,000	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	99,330,000	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	4,966,500	XS0069576253	Others (4)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,782,953	4,964,344	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	998,911,754	9,922,190	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,994,661,149	19,812,969	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,563,496	4,962,164	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,956,252,798	98,895,459	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,982,503,706	49,491,209	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,679,624,906	76,281,714	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	297,990,000	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	11,000,000,000	109,263,000	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	99,330,000	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,983,579,544	297,826,896	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	59,598,000	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	997,758,227	9,910,732	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	79,464,000	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,045,938,627	50,121,308	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	49,665,000	XS0069585320

								Equivalent in
Maturity		Interest	Coupon	Foreign Currency Units				Canadian	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	(%)	Nominal Value		Book Value		Dollars	or ISIN Code	References
2016-10-24	1996-10-24	10-24	4.00		500,000,000		498,436,170	4,950,966	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00		5,000,000,000		4,986,216,269	49,528,086	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95		9,600,000,000		9,586,755,603	95,225,243	XS0070684252
2016-11-14	1996-11-14	11-14	3.80		20,000,000,000		19,804,825,591	196,721,333	XS0070920243
2016-11-21	1996-11-21	11-21	4.00		1,000,000,000		1,000,000,000	9,933,000	XS0071482599
2016-11-29	1996-11-29	11-29	3.75		1,000,000,000		1,000,000,000	9,933,000	XS0071205248
2016-12-16	1996-11-22	12-16	3.96		1,000,000,000		1,000,000,000	9,933,000	XS0071476864
2016-12-19	1996-12-19	12-19	4.90		2,000,000,000		2,000,000,000	19,866,000	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82		5,000,000,000		5,000,000,000	49,665,000	XS0071823925
2016-12-19	1996-12-18	12-19	3.76		3,000,000,000		3,000,000,000	29,799,000	XS0071934755
2016-12-19	1996-12-19	12-19	3.80		5,000,000,000		5,000,000,000	49,665,000	XS0072031106
2016-12-19	1996-12-24	12-19	3.80		5,000,000,000		4,990,886,139	49,574,472	XS0072105157
2017-01-09	1997-01-09	01-09	4.70		3,000,000,000		2,994,408,919	29,743,464	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71		5,000,000,000		4,923,949,641	48,909,592	XS0073055328
2017-02-28	1997-02-28	02-28	3.74		4,000,000,000		4,000,000,000	39,732,000	XS0074014779
2017-07-24	1997-07-24	07-24	3.50		5,000,000,000		4,966,348,244	49,330,737	XS0078225884
2017-07-28	1997-07-28	07-28	3.50		3,000,000,000		2,991,038,215	29,709,983	XS0078671236
2017-07-30	1997-07-30	07-30	3.45		1,000,000,000		992,398,965	9,857,499	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526		1,300,000,000		1,300,000,000	12,912,900	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02		6,000,000,000		6,000,000,000	59,598,000	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,696,672,269	16,853,047	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01		5,000,000,000		5,000,000,000	49,665,000	XS0081272048
2018-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,696,553,922	16,851,870	US74815HCL42
2023-12-13	1993-12-13	06-13 & 12-13	5.00		20,000,000,000		20,000,000,000	198,660,000	XS0047845960	Call (2): 2008-12-13

					453,300,000,000		452,450,470,559	4,494,190,524

Adjustments relating to swap agreements					(165,600,000,000)		(165,599,729,401)	(1,644,902,112)

Total-Payable in Japanese Yen					¥287,700,000,000		¥286,850,741,158	2,849,288,412

Payable in Swiss Francs
2008-09-17	1998-03-17	09-17	3.50	SF	500,000,000	SF	503,978,446	451,564,688	CH0008535814
2015-10-05	2005-10-05	10-05	2.25		500,000,000		499,091,836	447,186,285	CH0022651902

					1,000,000,000		1,003,070,282	898,750,973

Adjustments relating to swap agreements					5,271,725,000		5,271,725,000	4,723,465,600

Total-Payable in Swiss Francs				SF	6,271,725,000	SF	6,274,795,282	5,622,216,573

								Equivalent in
Maturity		Interest	Coupon	Foreign Currency Units				Canadian	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	(%)	Nominal Value		Book Value		Dollars	or ISIN Code	References
Payable in Australian Dollars

Medium-Term Notes
2009-02-18	2004-02-18	02-18 & 08-18	6.00		200,000,000		200,000,000	167,240,000	AU0000QBCHD0
2015-07-15	2005-07-15	01-15 & 07-15	5.75		450,000,000		446,481,896	373,348,161	AU0000QBCHE8

					650,000,000		646,481,896	540,588,161

Adjustments relating to swap agreements					(650,000,000)		(646,482,289)	(540,588,490)

Total-Payable in Australian Dollars				$A	—	$A	(393)	(329)

Payable in Pounds Sterling

2011-11-04	1996-11-04	11-04	8.625		£150,000,000		£148,931,820	302,316,702	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25		50,000,000		50,000,000	101,495,000	—

					200,000,000		198,931,820	403,811,702

Adjustments relating to swap agreements					(200,000,000)		(200,000,000)	(405,980,000)

Total-Payable in Pounds Sterling					£—		£(1,068,180)	(2,168,298)

Payable in Mexican Pesos

Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27		1,500,000,000		1,500,000,000	160,650,000	XS0242849486

					1,500,000,000		1,500,000,000	160,650,000

Adjustments relating to swap agreements					(1,500,000,000)		(1,500,000,000)	(160,650,000)

Total-Payable in Mexican Pesos					—		—	—

Payable in New Zealand Dollars
2015-11-09	2005-11-09	05-09 & 11-09	6.75	NZ$	300,000,000	NZ$	298,745,694	214,887,777	C4108FAC0

					300,000,000		298,745,694	214,887,777

Adjustments relating to swap agreements					(300,000,000)		(298,745,805)	(214,887,857)

Total-Payable in New Zealand Dollars				NZ$	—	NZ$	(111)	(80)

						Equivalent in
Maturity		Interest	Coupon	Foreign Currency Units		Canadian	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	Dollars	or ISIN Code	References
Payable in Euro

2006-12-15	2000-03-15	12-06	5.75	150,000,000	150,257,823	212,900,310	XS0108130187
2007-06-11	1997-06-01	06-11 & 12-11	Floating	130,379,430	130,247,252	184,547,332		DEM-LIBOR-BBA (6 months) + 0.15%
2007-12-27	2001-02-27	12-27	5.125	150,000,000	150,803,551	213,673,552	XS124566034-	Others (8)
2008-02-27	1998-02-27	02-27	5.40	25,564,594	25,564,594	36,222,473	—	Others (8)
2008-03-03	1998-03-03	03-03 & 09-03	Floating	10,225,838	10,225,838	14,488,989	—	DEM-LIBOR-BBA (6 months) + 0.22%
2008-03-25	1998-03-25	03-25 & 06-25 & 09-25 & 12-25	Floating	25,564,594	25,564,594	36,222,473	—	DEM-LIBOR-BBA (3 months) +0.25%
2008-11-20	1998-11-20	05-20 & 11-20	Floating	25,564,594	25,556,857	36,211,510	—	Others (8)
2009-01-04	1998-08-18	01-04	5.125	639,114,852	638,344,729	904,470,647	DE0002493202	Others (10)
2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,495,036,667	2,118,317,453	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	995,015,725	1,409,837,781	XS0163254062

Medium-Term Notes
2007-07-23	1997-07-23	01-23 & 04-23 & 07-23 & 10-23	Floating	25,564,594	25,545,524	36,195,453	XS0078612651	DEM-LIBOR-BBA (3 months) + 0.125%
2007-09-20	1996-09-20	09-20	6.875	304,898,034	305,342,863	432,640,302	XS0069512522
2007-10-23	1997-10-23	10-23	Floating	45,734,705	45,734,705	64,801,504	FR0000490260	Others (6)
2007-12-18	1997-12-18	12-15	Floating	8,436,316	8,436,316	11,953,416	XS0082839233	Others (5)
2007-12-31	1997-12-31	12-31	Floating	76,224,509	76,224,509	108,002,506	XS0082822692	Others (7)
2008-03-03	1998-03-03	03-03 & 06-03 & 09-03 & 12-03	Floating	102,258,376	102,196,430	144,802,122	XS0084606804	DEM-LIBOR-BBA (3 months) + 0.175%
2010-02-05	1998-02-05	02-05	5.50	304,898,000	303,628,284	430,210,916	XS0083986660	Others (11)
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,490,290,270	2,111,592,283	XS0212274046
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,484,680,519	2,103,643,827	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,794,958	71,971,376	XS0071659949
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,917,578	31,055,016	XS0092871242	Others (9)

Société québécoise d’assainissement des eaux

2006-11-27	1996-11-27	11-27	6.375	99,157,410	99,157,410	140,496,134

				7,696,715,034	7,660,566,996	10,854,257,375

Adjustments relating to swap agreements				(7,674,865,034)	(7,675,945,356)	(10,876,046,975)

Total-Payable in Euro				€ 21,850,000	€ (15,378,360)	(21,789,600)

Total-Payable in foreign currencies						10,302,186,395

Total — Funded Debt of Borrowings — Government, Borrowings — to finance Government Enterprises and Borrowings — to finance Municipal Bodies						$ 91,179,255,518

(1)	If more than one issue date, the date of the first issue is indicated.
In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References
Sinking Fund Provisions (“SFP”):
(1)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.
Callable (“Call”):
(1)	Redeemable prior to maturity at the option of Québec in whole only, at any time from the date indicated at par upon prior notice.

(2)	Redeemable prior to maturity at the option of Québec in whole only, from the date indicated and annually thereafter at various decreasing price of the nominal amount.
Puttable (“Put”):
(1)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(2)	Payable at par at the option of the holder at any time prior to maturity.

(3)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Canada on six months notice subject to the requirements of the Canada Pension Plan.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Option
(1)	The Holder may exercise its option on August 2, 2008 to postpone the Maturity Date to August 7, 2018 and to increase the Coupon to 6.54% from 2008-08-07.
Others
(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(2)	$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	The Coupon is determined as follows: [JPY Swap Rate 10 years as per Telerate Page 17143] — [0.49*JPY-LIBOR-BBA (6 months)].

(4)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] - 6.20%. Minimum Rate: 0.00%.

(5)	For the years 1, 3, 5, 7 and 9, the Coupon is 7.00%. For the years 2, 4, 6, 8 and 10, the Coupon will be determined as follows: 15.00%-[2*DEM-LIBOR-BBA(12 months)].

(6)	The Coupon is determined as follows:{[1 + CNO TEC 10 — 1.12%]0.25 — 1} and will be payable every three months (01-23, 04-23, 07-23 and 10-23).

(7)	The Coupon is determined as follows: {[1 + CNO TEC 10 — 0.73%]0.25 — 1} and will be payable every three months (03-31, 06-30, 09-30 and 12-31).

(8)	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro.

(9)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

(10)	Notes redenominated (simple redenomination) as of January 4, 2000 on the basis of 1 DM = 1.95583 Euro.

(11)	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro.

(12)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.